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As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-105816

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WATSON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	95-3872914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

311 Bonnie Circle
Corona, California 92880-2882
(909) 493-5300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David A. Buchen
Senior Vice President, General Counsel and Secretary
Watson Pharmaceuticals, Inc.
311 Bonnie Circle
Corona, California 92880-2882
(909) 493-5300
(Name, Address, Including ZIP code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Charles K. Ruck
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
(714) 540-1235

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Watson Pharmaceuticals, Inc.

$575,000,000

1.75% CONVERTIBLE CONTINGENT SENIOR DEBENTURES DUE 2023
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

        On March 7, 2003, we issued and sold $500,000,000 aggregate principal amount of our 1.75% Convertible Contingent Senior Debentures Due 2023 in a private placement. On March 10, 2003, we issued and sold $75,000,000 aggregate principal amount of the debentures in connection with the exercise by the initial purchasers of their overallotment option. Selling securityholders will use this prospectus to resell their debentures and the shares of common stock issuable upon conversion of their debentures.

        Holders may convert the debentures at their option into shares of our common stock at a conversion price of approximately $40.05 per share, subject to adjustment, only in the following circumstances:

  •
  if the sale price of our common stock measured over a specified number of trading days is above 125% of the conversion price;

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  on or before March 15, 2018, if the ratio of the trading price of the debentures to the conversion value of the debentures, measured over a specified number of trading days, is below 105%;

  •
  during any period, following the earlier of (a) the date the debentures are rated by both Standard & Poor's Rating Services and Moody's Investor Services, Inc. and (b) April 21, 2003, when the long-term credit rating assigned to the debentures by either Standard & Poor's or Moody's (or any successors to these entities) is lower than "BB" or "Ba3", respectively, or when either of these rating agencies does not have a rating then assigned to the debentures for any reason, including any withdrawal or suspension of a rating assigned to the debentures;

  •
  if the debentures have been called for redemption; or

  •
  upon the occurrence of specified corporate transactions.

        The debentures will bear interest at a rate of 1.75% per year. We will also pay contingent interest during any six-month period following a six-month period in which the average trading price of the debentures is above specified levels. Interest on the debentures is payable on March 15 and September 15 of each year, beginning on September 15, 2003. The debentures will mature on March 15, 2023.

        The debentures will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt securities, see "Certain United States Federal Income Tax Considerations."

        Holders may require us to purchase all or a portion of their debentures on March 15 of 2010, 2015 and 2018 at a purchase price equal to 100% of the principal amount plus accrued but unpaid interest, including contingent interest, if any. In addition, upon a change of control, in certain circumstances, holders may require us to repurchase all or a portion of their debentures. We may redeem some or all of the debentures on or after March 20, 2008. The debentures will be our senior unsecured obligations and will rank equal in right of payment with all our existing and future senior unsecured indebtedness.

        We do not intend to list the debentures for trading on any national securities exchange or on the Nasdaq Stock Market. Our common stock trades on the New York Stock Exchange under the symbol "WPI." The last reported sale price on July 31, 2003 was $39.94 per share.

        We will not receive any proceeds from the sale by the selling securityholders of the debentures or the common stock issuable upon conversion of the debentures. The selling securityholders may offer the debentures or the underlying common stock, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any debentures or common stock as principals, any profits received by such broker-dealers on the resale of the debentures as common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Other than selling commissions and fees and stock transfer taxes, we will pay all expenses of the registration of the debentures and the common stock and certain other expenses as set forth in the registration rights agreement.

        Investing in the debentures and the common stock issuable upon conversion of the debentures involves a high degree of risk. Please consider the "Risk Factors" beginning on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2003

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	4
PROSPECTUS SUMMARY	5
RISK FACTORS	10
RATIO OF EARNINGS TO FIXED CHARGES	24
USE OF PROCEEDS	24
DIVIDEND POLICY	24
PRICE RANGE OF COMMON STOCK	24
DESCRIPTION OF THE DEBENTURES	25
DESCRIPTION OF CAPITAL STOCK	45
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	49
SELLING SECURITY HOLDERS	57
PLAN OF DISTRIBUTION	68
LEGAL MATTERS	70
EXPERTS	70
DOCUMENTS INCORPORATED BY REFERENCE	70
ADDITIONAL INFORMATION	71

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Under this shelf registration process, selling security holders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling holders may offer. A selling holder may be required to provide you with a prospectus supplement containing specific information about the selling holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Additional Information."

        In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "we," "us," "our" and "Watson" refer to Watson Pharmaceuticals, Inc. and its consolidated subsidiaries. The Watson name and logo are trademarks of Watson Pharmaceuticals, Inc. Other brands, names and trademarks contained in this prospectus are the property of their respective owners.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

FORWARD-LOOKING STATEMENTS

        We caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statement which may have been deemed to have been made in or incorporated by reference into this prospectus or which is otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

        We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any additional disclosures we make in our Form 10-K, 10-Q and 8-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under the section entitled "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed in this prospectus, or contained in the documents we incorporate by reference, could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

PROSPECTUS SUMMARY

        This summary highlights selected information contained in, or incorporated by reference into, this prospectus and does not contain all the information you may need to consider in making your investment decision. You should read carefully this entire prospectus and the information we incorporate by reference into it and consider the information set forth in "Risk Factors."

Watson Pharmaceuticals

        We are a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes branded and off-patent (generic) pharmaceutical products. We also develop advanced drug delivery systems designed to enhance the therapeutic benefit of existing drugs. We were incorporated in 1985 and began operations as a manufacturer and marketer of generic pharmaceutical products. Through internal product development and synergistic acquisitions of products and businesses, we have grown into a diversified specialty pharmaceutical company. As of December 31, 2002, we marketed more than 30 branded pharmaceutical products. In addition to our branded products, as of December 31, 2002, we marketed approximately 130 generic pharmaceutical products in over 750 package sizes and dosage forms. We intend to continue to grow our business by increasing both our branded and generic pharmaceutical product offerings through a combination of internal research and development, strategic alliances, and strategic acquisitions. As of December 31, 2002, we had 6 branded products in development that are in Phase II or Phase III trials or beyond and 16 abbreviated new drug applications (ANDAs) filed with the U.S. Food and Drug Administration (the FDA).

        Our principal executive offices are located at 311 Bonnie Circle, Corona, California 92880 - 2882. Our internet website address is www.watsonpharm.com. For more information about Watson, we encourage you to review the reports we file from time to time with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (as amended on Form 10-Q/A filed on August 1, 2003).

THE OFFERING

Issuer	Watson Pharmaceuticals, Inc.
Securities Offered	$575,000,000 aggregate principal amount of 1.75% Convertible Contingent Senior Debentures due March 15, 2023.
Maturity Date	March 15, 2023.
Ranking
The debentures are senior unsecured obligations of Watson Pharmaceuticals, Inc. and rank equal in right of payment with all existing and future senior unsecured indebtedness of Watson Pharmaceuticals, Inc.
Interest Payment Dates	March 15 and September 15, beginning September 15, 2003.
Interest Rate	1.75% per year, subject to adjustment under specified circumstances. See "Description of the Debentures—Interest Rate Adjustments."
Contingent Interest
We pay contingent interest to the holders of the debentures during any six-month period from March 15 to September 14 and from September 15 to March 14, commencing on September 15, 2003, if the average trading price of the debentures for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the debentures.

The contingent interest payable in any six-month period equals the greater of (i) a per annum rate equal to 5.00% of our then-current estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date and other terms comparable to the debentures and (ii) 0.33% per annum, in each case based on the outstanding principal amount of the debentures. Contingent interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

United States Federal Income Tax
Each holder agreed in the indenture, for United States federal income tax purposes, to treat the debentures Considerations as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 6.50% compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the debentures. Accordingly, each holder is required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a U.S. holder (as defined below under "Certain United States Federal Income Tax Considerations") recognizes taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a U.S. holder will recognize ordinary income upon a sale, exchange, conversion, redemption or repurchase of the debentures at a gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. However, the proper United States federal income tax treatment of a holder of a debenture is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debentures.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.
Conversion Right	Holders may convert their debentures prior to the close of business on their stated maturity date under any of the following circumstances:
•
during any quarterly conversion period (as described in this prospectus) if the closing sale price per share of our common stock for a period of at least 20 trading days during the 30 consecutive trading-day period ending on the first day of such conversion period is more than 125% of the conversion price in effect on that thirtieth day;

•
on or before March 15, 2018, during the five business-day period following any 10 consecutive trading-day period in which the daily average trading price for the debentures for such ten-day period was less than 105% of the average conversion value (as described in this prospectus) for the debentures during that period;
•
during any period, following the earlier of (a) the date the debentures are rated by both Standard & Poor's Rating Services and Moody's Investor Services, Inc. and (b) April 21, 2003, when the long-term credit rating assigned to the debentures by either Standard & Poor's or Moody's (or any successors to these entities) is lower than "BB" or "Ba3", respectively, or when either of these rating agencies does not have a rating then assigned to the debentures for any reason, including any withdrawal or suspension of a rating assigned to the debentures;
	•	if the debentures have been called for redemption; or
	•	upon the occurrence of specified corporate transactions described below under "Description of the Debentures—Conversion Rights."

The conversion rate initially equals 24.9688 shares of our common stock per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $40.05 per share of common stock. The conversion rate (and the conversion price) may be adjusted for certain reasons, but will not be adjusted for accrued interest (including contingent interest), if any. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date. See "Description of the Debentures—Conversion Rights."
Sinking Fund	None.
Optional Redemption by Watson
We may not redeem the debentures prior to March 20, 2008. We may redeem some or all of the debentures for cash on or after March 20, 2008 for a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest (including contingent interest) to, but excluding, the redemption date, all as set forth under "Description of the Debentures—Optional Redemption by Watson." We will therefore be required to make 10 interest payments before being able to redeem any debentures.

Optional Repurchase Right of Holders
Holders may require us to repurchase for cash all or a portion of their debentures on March 15 of 2010, 2015 Holders and 2018 at a repurchase price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest (including contingent interest) to, but excluding, the date of repurchase. See "Description of the Debentures—Repurchase at Option of Holders—Optional Put."
Change of Control Repurchase Right of Holders
Holders may require us to repurchase for cash all or a portion of their debentures upon a change of control of Holders of Watson Pharmaceuticals, Inc., in certain circumstances and subject to certain conditions. In such case, we will pay a repurchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest (including contingent interest) to, but excluding, the repurchase date. See "Description of the Debentures—Repurchase at Option of Holders—Change of Control Put."
Use of Proceeds
The selling securityholders will receive all of the proceeds from the sale under this prospectus of debentures and the common stock issuable upon conversion of the debentures. We will not receive any proceeds from these sales.
Trading
The debentures are currently trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market. Debentures sold by means of this prospectus are not expected to remain eligible for trading in the Portal Market but are expected to be traded over the counter. We do not intend to list the debentures on any national securities exchange or on the Nasdaq Stock Market.
New York Stock Exchange Symbol For Our Common Stock	Our common stock is traded on the New York Stock Exchange under the symbol "WPI."

RISK FACTORS

        You should read the "Risk Factors" section to understand the risks associated with an investment in the debentures.

RISK FACTORS

        You should carefully consider the following factors and other information contained and incorporated by reference in this prospectus. Any of these risks could cause our business, financial condition, results of operations and prospects to materially suffer. Any of these events could also cause the market price of the debentures and our common stock to decline.

Risks Relating to Watson

If we are unable to successfully develop or commercialize new products, our operating results will suffer.

        Our future results of operations will depend to a significant extent upon our ability to successfully commercialize new branded and generic products in a timely manner. There are numerous difficulties in developing and commercializing new products, including:

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  developing, testing and manufacturing products in compliance with regulatory standards in a timely manner;

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  receiving requisite regulatory approvals for such products in a timely manner;

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  the availability on commercially reasonable terms of raw materials, including active pharmaceutical ingredients and other key ingredients;

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  developing and commercializing a new product is time consuming, costly and subject to numerous factors that may delay or prevent the development and commercialization of new products, including legal actions brought by our competitors;

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  experiencing delays or unanticipated costs; and

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  commercializing generic products may be substantially delayed by the listing with the FDA of patents that have the effect of potentially delaying approval of the off-patent product by up to 30 months, and in some cases, such patents have been issued and listed with the FDA after the key chemical patent on the branded drug product has expired or been litigated, causing additional delays in obtaining FDA approval.

As a result of these and other difficulties, products currently in development by Watson may or may not receive the regulatory approvals necessary for marketing by Watson or other third-party partners. This risk particularly exists with respect to the development of proprietary products because of the uncertainties, higher costs and lengthy time frames associated with research and development of such products and the inherent unproven market acceptance of such products. If any of our products, when acquired or developed and approved, cannot be successfully or timely commercialized, our operating results could be adversely affected. We cannot guarantee that any investment we make in developing products will be recouped, even if we are successful in commercializing those products.

Our branded pharmaceutical expenditures may not result in commercially successful products.

        During 2002, we increased our planned expenditures for the development and marketing of our branded business. During 2003 and thereafter, we may further increase the amounts we expend for our branded pharmaceutical business. In addition, we expect to launch Oxytrol™, our proprietary oxybutynin patch for the treatment of overactive bladder, during the second quarter of 2003. In connection with the launch, we will establish a contract sales organization which will require us to make additional ongoing expenditures. As a result of these increased expenditures, our earnings in the short term may be adversely affected. Furthermore, we cannot be sure these business expenditures will result in the successful discovery, development or launch of branded products that will prove to be commercially successful or will improve the long-term profitability of our business.

Our gross profit may fluctuate from period to period depending upon our product sales mix, our product pricing, and our costs to manufacture or purchase products.

        Our future results of operations, financial condition and cash flows depend to a significant extent upon our branded and generic product sales mix. Our sales of branded products tend to create higher gross margins than do our sales of generic products. As a result, our sales mix (the proportion of total sales between branded products and generic products) will significantly impact our gross profit from period to period. During 2002, sales of our branded products and generic products accounted for approximately 55% and 45%, respectively, of our net products sales. During that same period, branded products and generic products contributed approximately 80% and 20%, respectively, to our gross profits. Factors that may cause our sales mix to vary include:

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  the amount of new product introductions;

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  marketing exclusivity, if any, which may be obtained on certain new products;

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  the level of competition in the marketplace for certain products;

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  the availability of raw materials and finished products from our suppliers; and

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  the scope and outcome of governmental regulatory action that may involve us.

The profitability of our product sales is also dependent upon the prices we are able to charge for our products, the costs to purchase products from third parties, and our ability to manufacture our products in a cost effective manner.

Loss of revenues from significant products could have a material adverse effect on our results of operations, financial condition and cash flows.

        We currently have one product, Ferrlecit®, with annual sales in excess of 10% of our net revenues. If this product, or a combination of certain of our Women's Health or General and Pain Management Products (none of which individually account for more than 10% of our net revenues), were to be subject to loss of exclusivity protection, unexpected side effects, regulatory proceedings, or pressure from competitive products, among other factors, our net revenues could significantly decline, which could have a material adverse effect on our results of operations, financial condition and cash flows. For example, Ferrlecit®, which was introduced in 1999, was granted a five-year exclusivity period by the FDA as a new chemical entity. This exclusivity period runs through February 2004.

If we are unsuccessful in our joint ventures and other collaborations, our operating results could suffer.

        We have made substantial investments in joint ventures and other collaborations and may use these and other methods to develop or commercialize products in the future. These arrangements typically involve other pharmaceutical companies as partners that may be competitors of ours in certain markets. In many instances, we will not control these joint ventures or collaborations or the commercial exploitation of the licensed products, and cannot assure the holders that these ventures will be profitable. Although restrictions contained in certain of these programs have not had a material adverse impact on the marketing of our own products to date, any such marketing restriction could affect future revenues and have a material adverse effect on our operations. For example, in March 2002, the FDA issued to Somerset Pharmaceuticals, Inc., a joint venture in which we hold a 50% interest, a not approvable letter with respect to Somerset's NDA for EmSam™, a selegeline patch for depression. Somerset is continuing its efforts toward approval of this product. Our results of operations may suffer if existing joint ventures or collaboration partners withdraw, or if these products are not timely developed, approved or successfully commercialized.

If we are unable to adequately protect our technology or enforce our patents, our business could suffer.

        Our success with the branded products that we develop will depend, in part, on our ability to obtain patent protection for these products. We currently have a number of U.S. and foreign patents issued and pending. We cannot be sure that we will receive patents for any of our patent applications. If our current and future patent applications are not approved or, if approved, if such patents are not upheld in a court of law, it may reduce our ability to competitively exploit our patented products. Also, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by our competitors, in which case our ability to commercially exploit these products may be diminished.

        We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our partners, customers, employees and consultants. It is possible that these agreements will be breached or that they will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. It is also possible that our trade secrets will become known or independently developed by our competitors.

        If we are unable to adequately protect our technology or enforce our patents, our results of operations, financial condition and cash flows could suffer.

If branded pharmaceutical companies are successful in limiting the use of generics through their legislative and regulatory efforts, our sales of generic products may suffer.

        Many branded pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:

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  pursuing new patents for existing products which may be granted just before the expiration of one patent which could extend patent protection for additional years or otherwise delay the launch of generics;

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  using the Citizen Petition process to request amendments to FDA standards;

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  seeking changes to U.S. Pharmacopeia, an organization which publishes industry recognized compendia of drug standards;

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  attaching patent extension amendments to non-related federal legislation; and

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  engaging in state-by-state initiatives to enact legislation that restricts the substitution of some generic drugs, which could have an impact on products that we are developing.

If branded pharmaceutical companies are successful in limiting the use of generic products through these or other means, our sales of generic products may decline. If we experience a material decline in generic product sales, our results of operations, financial condition and cash flows will suffer.

From time to time we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain.

        We may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit our products may be inhibited or prevented.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products.

        The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may have to defend against charges that we violated patents or proprietary rights of third parties. This is especially true in the case of generic products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent, and in the case of new branded products where a competitor has obtained patents for similar products. Litigation may be costly and time-consuming, and could divert the attention of our management and technical personnel. In addition, if we infringe on the rights of others, we could lose our right to develop or manufacture products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products, which could harm our business, financial condition, results of operations and cash flows.

As a part of our business strategy, we plan to consider, and as appropriate, make acquisitions of technologies, products and businesses, which may result in us experiencing difficulties in integrating the technologies, products and businesses that we acquire and/or experiencing significant charges to earnings that may adversely affect our stock price and financial condition.

        We regularly review potential acquisitions of technologies, products and businesses complementary to our business. Acquisitions typically entail many risks and could result in difficulties in integrating the operations and personnel of companies that we acquire and the technologies and products that we acquire. If we are not able to successfully integrate our acquisitions, we may not obtain the advantages that the acquisitions were intended to create, which may adversely affect our business, results of operations, financial condition and cash flows, our ability to develop and introduce new products and the market price of our stock. In addition, in connection with acquisitions, we could experience disruption in our business or employee base. There is also a risk that key employees of companies that we acquire or key employees necessary to successfully commercialize technologies and products that we acquire may seek employment elsewhere, including with our competitors. Furthermore, there may be overlap between the products or customers of Watson and the companies that we acquire that may create conflicts in relationships or other commitments detrimental to the integrated businesses.

        In addition, as a result of acquiring businesses, products or entering into other significant transactions, we have experienced, and will likely continue to experience, significant charges to earnings for merger and related expenses that may include transaction costs, closure costs or acquired in-process research and development charges. These costs may include substantial fees for investment bankers, attorneys, accountants and financial printing costs and severance and other closure costs associated with the elimination of duplicate or discontinued products, operations and facilities. Charges that we may incur in connection with acquisitions could adversely affect our results of operations for particular quarterly or annual periods.

If we are unsuccessful in selling our assets held for disposition, our results of operations and cash flows will suffer.

        At the time we acquired Schein Pharmaceutical, Inc. in July 2000, we accounted for its Steris Laboratories, Inc. facility as an asset held for disposition. Since that time, we have actively pursued divesting the Steris facility, and are continuing to actively pursue sale opportunities. However, if we do not succeed in divesting the Steris facility, our results of operations and cash flows will suffer.

If we are unable to obtain sufficient supplies from key suppliers that in some cases may be the only source of finished products or raw materials, our ability to deliver our products to the market may be impeded.

        We are required to identify the supplier(s) of all the raw materials for our products in our applications with the FDA. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in some of our drug applications, only one supplier of products and raw materials has been identified, even in instances where multiple sources exist. Among others, this includes products that have historically accounted for a significant portion of our revenues, such as Ferrlecit® and a significant number of our oral contraceptive products. From time to time, certain of our outside suppliers have experienced regulatory or supply-related difficulties that have inhibited their ability to deliver products and raw materials to us, causing supply delays or interruptions. In the event an existing supplier should lose its regulatory status as an approved source, we would attempt to locate a qualified alternative. To the extent any difficulties experienced by our suppliers cannot be resolved within a reasonable time, and at reasonable cost, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA, our profit margins and market share for the affected product could decrease, as well as delay our development and sales and marketing efforts.

        Our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, currency fluctuations and restrictions on the transfer of funds. For example, we obtain a significant portion of our raw materials from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, recent changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. or foreign patents.

Our policies regarding returns, allowances and chargebacks, and marketing programs adopted by wholesalers, may reduce our revenues in future fiscal periods.

        Based on industry practice, generic product manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, from time to time, we give our customers credits on our generic products that our customers hold in inventory after we have decreased the market prices of the same generic products. Therefore, if new competitors enter the marketplace and significantly lower the prices of any of their competing products, we would likely reduce the price of our product. As a result, we would be obligated to provide significant credits to our customers who are then holding inventories of such products, which could reduce sales revenue and gross margin for the period the credit is provided. Like our competitors, we also give credits for chargebacks to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A chargeback is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, allowances and chargebacks will not exceed our estimates.

Investigations of the calculation of average wholesale prices may adversely affect our business.

        Many government and third-party payors, including Medicare, Medicaid, health maintenance organizations (HMOs) and managed care organizations (MCOs), reimburse doctors and others for the purchase of certain prescription drugs based on a drug's average wholesale price, or AWP. In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers' reporting practices with respect to AWP, in which they have suggested that reporting of inflated AWP's have led to excessive payments for prescription drugs. For example, beginning in July 2002, we and certain of our subsidiaries, as well as numerous other pharmaceutical companies, were named as defendants in various state and federal actions alleging improper or fraudulent practices related to the reporting of AWP of certain products, and other improper acts in order to increase prices and market shares. We have also received notices or subpoenas from the attorneys general of various states, including Florida, Nevada, New York, California and Texas, indicating investigations, claims and/or possible lawsuits relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid. These actions, if successful, could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

The design, development, manufacture and sale of our products involves the risk of product liability claims by consumers and other third parties, and insurance against such potential claims is expensive and may be difficult to obtain.

        The design, development, manufacture and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. Although we currently maintain product liability insurance for our products in amounts we believe to be commercially reasonable, if the coverage limits of these insurance policies are not adequate, a claim brought against Watson, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The loss of our key personnel could cause our business to suffer.

        The success of our present and future operations will depend, to a significant extent, upon the experience, abilities and continued services of key personnel. For example, although we have other senior management personnel, a significant loss of the services of Allen Chao, Ph.D., our Chairman and Chief Executive Officer, or other senior executive officers, could cause our business to suffer. In 2002, we experienced significant turnover in our senior management, with the departure of Michael Boxer, formerly our Chief Financial Officer, and Robert Funsten, formerly our General Counsel. We cannot assure the holders that we will be able to attract and retain key personnel. We have entered into employment agreements with all of our senior executive officers, including Dr. Chao. We do not carry key-man life insurance on any of our officers.

Rising insurance costs could negatively impact profitability.

        The cost of insurance, including director and officer, workers compensation, product liability and general liability insurance, have risen significantly in the past year and are expected to continue to increase in 2003. In response, we may increase deductibles and/or decrease certain coverages to mitigate these costs. These increases, and our increased risk due to increased deductibles and reduced coverages, could have a negative impact on our results of operations, financial condition and cash flows.

Implementation of an enterprise resource planning system could cause business interruptions and negatively affect our profitability and cash flows.

        We are in the process of implementing an enterprise resource planning (ERP) system to improve customer service, enhance operating efficiencies, and provide more effective management of business operations. This implementation will enable us to better meet both the changing standards of industry technology and the needs of our customer base. During 2002, we spent approximately $17.4 million on the implementation of our ERP system. During 2003, we expect to spend approximately $34 million on our ERP implementation. However, implementation of ERP systems and software carry risks such as cost overruns, project delays and business interruptions and delays. If we experience a material business interruption as a result of our ERP implementation, it could adversely affect us, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks Relating to Investing in the Pharmaceutical Industry

Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development and manufacturing capabilities.

        All pharmaceutical companies, including Watson, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and, to a lesser extent, by the U.S. Drug Enforcement Administration (DEA) and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. The process of complying with these statutes and regulations is rigorous, time-consuming and costly, and our failure to comply could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        Under these regulations, we are subject to periodic inspection of our facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that we are in compliance with all applicable regulations. In addition, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with cGMP, and other FDA regulations. Following such inspections, the FDA may issue notices on Form 483 and warning letters that could cause us to modify certain activities identified during the inspection. A Form 483 notice is generally issued at the conclusion of a FDA inspection and lists conditions the FDA inspectors believe may violate cGMP or other FDA regulations. FDA guidelines specify that a warning letter is issued only for violations of "regulatory significance" for which the failure to adequately and promptly achieve correction may be expected to result in an enforcement action.

        Our principal manufacturing facility in Corona, California (which manufactured products representing approximately 20% of our total net revenues for 2002) and our Steris facility located in Phoenix, Arizona are each currently subject to a consent decree of permanent injunction. We cannot assure the holders that the FDA will determine that we have adequately corrected deficiencies at our manufacturing sites (including those referenced above), that subsequent FDA inspections will not result in additional inspectional observations at such sites, that approval of any of the pending or subsequently submitted NDAs, ANDAs or supplements to such applications by Watson or its subsidiaries will be granted or that the FDA will not seek to impose additional sanctions against Watson or any of its subsidiaries. The range of possible sanctions includes, among others, FDA issuance of adverse publicity, product recalls or seizures, fines, total or partial suspension of production and/or distribution, suspension of the FDA's review of product applications, enforcement actions, injunctions, and civil or criminal prosecution. Any such sanctions, if imposed, could materially harm our operating results and financial condition. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Similar sanctions as detailed above may be available to the FDA under a consent decree, depending upon the actual terms of such decree. Although we have instituted internal compliance programs, if these programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could materially harm our business. Certain of our vendors are subject to similar regulation and periodic inspections.

        We cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals prior to manufacturing, marketing and shipping our products. Consequently, there is always the chance that we will not obtain FDA or other necessary approvals, or that the rate, timing and cost of such approvals, will adversely affect our product introduction plans or results of operations. We carry inventories of certain product(s) in anticipation of launch, and if such product(s) are not subsequently launched, we may be required to write-off the related inventory.

Federal regulation of arrangements between manufacturers of branded and generic products could adversely affect our business.

        In July 2002, the Federal Trade Commission (FTC) published a study of whether brand name and generic drug manufacturers have entered into agreements, or have used other strategies, to delay competition from generic versions of patent-protected drugs. We, along with other pharmaceutical companies, received a request for information from the FTC pursuant to this study. The FTC's study, and any changes to existing laws and regulations that result from the study, could affect the manner in which generic drug manufacturers resolve intellectual property litigation with branded pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities. The impact of the FTC's study, and the potential private-party lawsuits associated with arrangements between brand name and generic drug manufacturers is uncertain, and could adversely affect our business.

Healthcare reform and a reduction in the reimbursement levels by governmental authorities, HMOs, MCOs or other third-party payors may adversely affect our business.

        In order to assist us in commercializing products, we have obtained from government authorities and private health insurers and other organizations, such as HMOs and MCOs, authorization to receive reimbursement at varying levels for the cost of certain products and related treatments. Third party payors increasingly challenge pricing of pharmaceutical products. The trend toward managed healthcare in the U.S., the growth of organizations such as HMOs and MCOs and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and a reduction in product demand. Such cost containment measures and healthcare reform could affect our ability to sell our products and may have a material adverse effect on our business, results of operations and financial condition. Due to the uncertainty surrounding reimbursement of newly approved pharmaceutical products, reimbursement may not be available for some of Watson's products. Additionally, any reimbursement granted may not be maintained or limits on reimbursement available from third-party payors may reduce the demand for, or negatively affect the price of, those products and could harm significantly our business, results of operations, financial condition and cash flows. We may also be subject to lawsuits relating to reimbursement programs that could be costly to defend, divert management's attention and adversely affect our operating results.

The pharmaceutical industry is highly competitive.

        We face strong competition in both our generic and branded product businesses. The intensely competitive environment requires an ongoing, extensive search for technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of branded products to healthcare professionals in private practice, group practices and managed care organizations. Our competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug-delivery systems. Based on total assets, annual revenues, and market capitalization, we are smaller than certain of our national competitors in the branded product arena. Most of our competitors have been in business for a longer period of time than Watson, have a greater number of products on the market and have greater financial and other resources than we do. If we directly compete with them for the same markets and/or products, their financial strength could prevent us from capturing a profitable share of those markets. It is possible that developments by our competitors will make our products or technologies noncompetitive or obsolete.

        We also compete in the generic pharmaceutical business. Revenues and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents for brand name products and related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products or as brand manufacturers launch generic versions of such products (for which no separate regulatory approval is required), market share, revenues and gross profit typically decline, in some cases dramatically. Accordingly, the level of market share, revenue and gross profit attributable to a particular generic product is normally related to (a) the number of competitors in that product's market and (b) the timing of that product's regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our revenues and gross margins.

Sales of our products may continue to be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

        Our principal customers are wholesale drug distributors and major retail drug store chains. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers, including Watson.

        For the year ended December 31, 2002, our four largest customers accounted for 21%, 16%, 11% and 11%, respectively, of our net revenues. The loss of any of these customers could materially adversely affect our business, results of operations and financial condition. In addition, none of our customers are party to any long-term supply agreements with us, which would enable them to change suppliers freely should they wish to do so.

Risks Relating to Investment in the Debentures

The holders of the debentures should consider the U.S. federal income tax consequences of owning the debentures and the shares of common stock issuable upon conversion of the debentures.

        We and each holder agreed in the indenture to treat the debentures as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the debentures will be so treated, though we cannot assure the holders that the Internal Revenue Service will not assert that the debentures should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a debenture, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the debenture will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the debentures at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the debentures and the shares of common stock issuable upon conversion of the debentures. For more information, see "Certain United States Federal Income Tax Considerations."

The debentures will not contain certain restrictive covenants, and there is limited protection in the event of a change of control.

        The indenture under which the debentures will be issued will not contain restrictive covenants that would protect the holders from several kinds of transactions that may adversely affect the holders. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect the holders in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the debentures upon a change of control is limited to the transactions specified in the definition of a "change of control" under "Description of Debentures—Repurchase at Option of Holders—Change of Control Put." Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control.

Our ability to repurchase the debentures with cash upon a change of control may be limited.

        In certain circumstances involving a change of control of Watson, holders may require us to repurchase all or a portion of their debentures to the extent set forth in this prospectus. If a change in control were to occur, we cannot assure the holders that, if required, we will have sufficient cash or other financial resources at that time or would be able to arrange financing to pay the repurchase price of the debentures in cash. Our ability to repurchase the debentures in that event may be limited by law, by the indenture, by the terms of other agreements relating to our senior debt and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If a change in control occurs at a time when we are prohibited from repurchasing or redeeming the debentures, we could seek the consent of lenders to repurchase the debentures or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or refinance these borrowings, we could remain prohibited from repurchasing the debentures. Our failure to repurchase the debentures would constitute an event of default under the indenture under which we will issue the debentures, which might constitute a default under the terms of our other indebtedness at that time.

There may not be a liquid market for the debentures, and holders may not be able to sell their debentures at attractive prices or at all.

        The debentures are a new issue of securities for which there is currently no trading market. Although the initial purchasers have advised us that they currently intend to make a market in the debentures, they are not obligated to do so and may discontinue their market-making activities at any time without notice, and their market making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the Exchange Act). Although the debentures that were sold to qualified institutional buyers pursuant to Rule 144A are currently eligible for trading in the PORTAL market, we do not expect that the debentures resold pursuant to this prospectus will continue to trade on the PORTAL market. As a result, there may be a limited market for the debentures. We do not intend to list the debentures on any national securities exchange or on the Nasdaq National Market. If an active market for the debentures fails to develop or be sustained, the trading price of the debentures could fall. Even if an active trading market were to develop, the debentures could trade at prices that may be lower than the initial offering price. The trading price of the debentures will depend on many factors, including:

  •
  prevailing interest rates and interest rate volatility;

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  the markets for similar securities;

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  our financial condition, results of operations and prospects;

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  the publication of earnings estimates or other research reports and speculation in the press or investment community;

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  the market price of our common stock;

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  changes in our industry and competition; and

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  general market and economic conditions.

        As a result, we cannot assure the holders that they will be able to sell the debentures at attractive prices or at all.

Our significant amount of indebtedness and interest expense will limit our cash flow and could adversely affect our operations and our ability to make full payment on the holders' debentures.

        Upon consummation of the offering contemplated hereby, we will have a significant level of debt and interest expense. We had approximately $730 million in indebtedness outstanding as of March 31, 2003.

        Our significant indebtedness poses risks to our business, including the risks that:

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  we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us;

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  our level of indebtedness may make us more vulnerable to economic or industry downturns; and

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  our debt service obligations increase our vulnerabilities to competitive pressures, because many our competitors are less leveraged than we are.

        In addition, the indenture governing the debentures does not limit our ability to incur additional indebtedness in the future. If new indebtedness is incurred, the related risks that we now face could intensify. Our ability to make required payments on the debentures and to satisfy any other debt obligations will depend on our future operating performance and our ability to obtain additional debt or equity financing on commercially reasonable terms.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the debentures.

        The market price of the debentures will be based on a number of factors, including:

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  our ratings with major credit rating agencies;

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  the prevailing interest rates being paid by companies similar to us; and

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  the overall condition of the financial and credit markets.

        The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debentures. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. The credit rating agencies also evaluate the pharmaceutical industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot assure the holders that credit rating agencies will rate the debentures, or if they do rate the debentures, that they will maintain their ratings on the debentures. A negative change in our credit rating could have an adverse effect on the market price of the debentures.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the debentures, if any, could cause the liquidity or market value of the debentures to decline significantly.

        We have received ratings of the debentures by Standard & Poor's and Moody's. We cannot assure holders that such ratings will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if in that rating agency's judgment future circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant.

The debentures are unsecured, and therefore will effectively be subordinated to any secured debt.

        The debentures are not secured by any of our assets or those of our subsidiaries. As a result, the debentures are effectively subordinated to any secured debt we may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the debentures.

Risks Associated with Investment in our Common Stock

As part of our business strategy, we intend to pursue transactions that may cause us to experience significant charges to earnings that may adversely affect our stock price, the market price of the debentures and our financial condition.

        We regularly review potential transactions related to technologies, products and product rights and businesses complementary to our business. Such transactions could include, but are not limited to, mergers, acquisitions, strategic alliances, licensing agreements or co-promotion agreements. In the future, we may choose to enter into such transactions at any time. Depending upon the nature of any transaction, we may experience significant charges to earnings, which could be material, and could possibly have an adverse impact upon the market price of our common stock. If we were to enter into similar transactions in the future, our stock price, the market price of the debentures and our financial condition could be adversely effected.

Our stock price has experienced substantial volatility, which may affect the holders' ability to sell the stock at an advantageous price and could impact the market value of the debentures.

        The market price of our common stock has been and may continue to be volatile. For example, the market price of our common stock has fluctuated during the past twelve months between $17.95 per share and $43.57 per share and may continue to fluctuate. Therefore, especially if a holder has a short-term investment horizon, the volatility may affect its ability to sell our stock at an advantageous price. Market price fluctuations in our stock may be due to acquisitions or other material public announcements, along with a variety of additional factors including, without limitation:

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  new product introductions;

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  the purchasing practices of our customers;

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  changes in the degree of competition for our products;

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  the announcement of technological innovations or new commercial products by us or our competitors;

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  changes in governmental regulation affecting our business environment;

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  any future issuances of our common stock;

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  regulatory issues, including but not limited to, receipt of new drug approvals from the FDA, compliance with FDA or other agency regulations, or the lack or failure of either of the foregoing;

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  the issuance of new patents or other proprietary rights;

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  the announcement of earnings;

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  the publication of earnings estimates or other research reports and speculation in the press or investment community;

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  the loss of key personnel;

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  the inability to acquire sufficient supplies of finished products or raw materials;

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  litigation and/or threats of litigation;

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  failure or delay in meeting milestones in collaborative arrangements expected to result in revenues;

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  unanticipated expenses from joint ventures not under our control;

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  publicity regarding actual or potential clinical results with respect to products we have under development or with respect to any consent decree to which we are, or may become, subject;

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  any outbreak or escalation of hostilities;

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  political developments or proposed legislation in the pharmaceutical or healthcare industry; and

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  general market and economic conditions.

        These and similar factors have had and could in the future have a significant impact on the market price of our common stock. In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the debentures and the common stock.

        Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome or the merits of the action, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Investors should not look to dividends as a source of income.

        We have not paid any cash dividends since inception. In addition, we do not anticipate paying cash dividends in the foreseeable future. Consequently, any economic return to a stockholder will be derived, if at all, from appreciation in the price of our stock, and not as a result of dividend payments.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        We are authorized to issue, without stockholder approval, one or more preferred series of stock, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. We are also authorized to issue, without stockholder approval, common stock.

Nevada law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

        Provisions of Nevada law and our articles of incorporation and bylaws could make it more difficult for another person to acquire us by means of a tender offer or other means or to remove our incumbent officers and directors by a proxy contest or otherwise. These provisions include:

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  certain sections of the Nevada General Corporation Law, which prohibit a merger with a 10%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 10%-or-greater stockholder, unless the board of directors pre-approved such merger or acquisition of shares;

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  certain sections of the Nevada General Corporation Law, which generally prohibits a party from voting shares of certain Nevada corporation's stock after crossing certain threshold ownership percentages, unless that party obtains the approval of the corporation's disinterested stockholders;

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  our board of directors is currently divided into three classes with staggered three year terms for each class, which could make it more difficult to gain control of our board of directors while our board of directors remains classified;

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  the authorization in our articles of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

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  provisions in our bylaws eliminating stockholder's rights to call a special meeting of stockholders or act by written consent, which could make it more difficult for stockholders to wage a proxy contest for control of our board or to vote to repeal any of the anti-takeover provisions contained in our articles of incorporation and bylaws.

Moreover, our articles of incorporation do not provide for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the last five fiscal years and for the three month period ended March 31, 2003. For purposes of these ratios, "earnings" represents income before provision for income taxes, cumulative effect of change in accounting principle, extraordinary items and fixed charges, and "fixed charges" consist of interest expense.

	Fiscal Year					Three Months Ended March 31, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	25.2x	25.7x	15.6x	8.2x	13.6x	14.9x

USE OF PROCEEDS

        The selling securityholders will receive all of the proceeds from the sale under this prospectus of the debentures and the common stock issuable upon conversion of the debentures. We will not receive any proceeds from these sales. See "Selling Securityholders" for a list of those persons or entities receiving proceeds from the sale of the debentures and underlying common stock.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial conditions, operating results, capital requirements and such other facts as our board of directors deems relevant.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed for trading on the New York Stock Exchange under the symbol "WPI". The following table lists the range of high and low sales prices of Watson common stock as quoted on the New York Stock Exchange for the quarterly periods indicated.

	High	Low
Year ended December 31, 2001:
First quarter	$58.00	$42.69
Second quarter	64.90	46.10
Third quarter	66.39	47.86
Fourth quarter	58.18	26.50
Year ended December 31, 2002:
First quarter	$33.25	$25.65
Second quarter	27.43	23.00
Third quarter	26.00	17.95
Fourth quarter	30.80	22.17
Year ended December 31, 2003:
First quarter	$31.75	$26.90
Second quarter	43.57	27.70
Third quarter (through July 31, 2003)	42.84	39.26

        On July 31, 2003, the closing price of our common stock as reported on the New York Stock Exchange was $39.94 per share. As of February 26, 2003, we estimate that there were approximately 3,770 holders of record of our common stock.

DESCRIPTION OF THE DEBENTURES

        We issued the debentures under an indenture dated as of March 7, 2003, between us and Wells Fargo Bank, National Association, as trustee. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, is available to prospective investors in the debentures upon request to Watson, and is available for inspection at the corporate trust office of the trustee.

        The following description is only a summary of the material provisions of the debentures, the indenture and the resale registration rights agreement. We urge the holders to read these documents in their entirety because they, and not this description, will define the holders' rights as holders of these debentures. Holders may request copies of these documents at our address set forth above under the caption "Prospectus Summary."

        When we refer to "Watson", "we", "our" or "us" in this section, we refer only to Watson Pharmaceuticals, Inc., a Nevada corporation, and not its subsidiaries.

Brief Description of the Debentures

        The debentures:

  •
  have a $575,000,000 aggregate principal amount at maturity;

  •
  bear interest at a rate of 1.75% per year, subject to interest rate adjustments as described below;

  •
  represent our senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but as indebtedness of Watson, the debentures are effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries;

  •
  are convertible into our common stock at an initial conversion price of approximately $40.05 per share, subject to adjustment as described below under "—Conversion Rights," in the following circumstances:

  •
  if the market price (as defined below) of our common stock is above 125% of the conversion price measured over a specified number of trading days;

  •
  on or before March 15, 2018, if the ratio of the trading price (as defined below) of the debentures to the conversion value of the debentures is below 105% measured over a specified number of trading days;

  •
  during any period, following the earlier of (a) the date the debentures are rated by both Standard & Poor's Rating Services, or Standard & Poor's, and Moody's Investors Service, Inc., or Moody's, and (b) April 21, 2003, when the long-term credit rating assigned to the debentures by either Standard & Poor's or Moody's (or any successors to these entities) is lower than "BB" or "Ba3", respectively, or either of these rating agencies does not have a rating then assigned to the debentures for any reason, including any withdrawal or suspension of a rating assigned to the debentures;

  •
  if the debentures have been called for redemption; and

  •
  upon the occurrence of specified corporate transactions;

  •
  are redeemable at our option in whole or in part beginning on March 20, 2008 upon the terms and for a price equal to 100% of the principal amount of the debentures plus accrued but unpaid interest (including contingent interest) as set forth under "—Optional Redemption by Watson;"

  •
  are subject to repurchase by us at the holders' option on March 15 of 2010, 2015 and 2018 or if a change of control occurs as set forth below under "—Repurchase at Option of Holders;" and

  •
  are due on March 15, 2023, unless earlier converted, redeemed by us at our option or repurchased by us at the holders' option.

        The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior debt or any other indebtedness or issuing or repurchasing our other securities. In addition, the indenture does not protect the holders of the debentures in the event of a highly leveraged transaction or a change in control of Watson except to the extent described below under "—Repurchase at Option of Holders—Change of Control Put."

        Under the indenture, we agree, and by acceptance of a beneficial interest in the debentures each beneficial owner of the debentures will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion or repurchase of the debentures as a contingent payment. The discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the debentures and the application of such regulations are uncertain in several respects. See "Certain United States Federal Income Tax Considerations—Classification of the Debentures."

        No sinking fund is provided for the debentures. The debentures are not be subject to defeasance.

        The debentures were issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Holders of the debentures may present definitive debentures for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global securities, see "—Form, Denomination and Registration."

Interest

        The debentures bear interest from March 7, 2003 at the rate of 1.75% per year, subject to adjustment upon the occurrence of a Reset Transaction (as defined below). See "—Interest Rate Adjustments" below.

        We will pay interest semiannually on March 15 and September 15 of each year to the holders of record at the close of business on the preceding March 1 and September 1, respectively, beginning September 15, 2003. There are two exceptions to the preceding sentence:

  •
  In general, we will not pay accrued and unpaid interest on any debenture that is converted into our common stock. See "—Conversion Rights." If a holder of debentures converts its debentures after a record date for an interest payment but prior to the corresponding interest payment date, it will receive interest accrued and paid on these debentures on the interest payment date, notwithstanding the conversion of these debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. But, at the time such holder surrenders these debentures for conversion, it will be required to remit to us an amount equal to the interest that will be paid on the interest payment date. The preceding sentence does not apply to a holder which has delivered a notice of conversion to us or which converts, after a record date for an interest payment date but prior to the corresponding interest payment date, debentures that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date.

  •
  We will pay interest to a person other than the holder of record on the record date if we redeem, or holders elect to require us to repurchase, the debentures on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed to, but excluding, the redemption date to the same person to whom we will pay the principal of these debentures.

        Except as provided below, we will pay interest on:

  •
  the global securities to DTC in immediately available funds;

  •
  any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these debentures; and

  •
  any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those debentures.

        At maturity, we will pay interest on the definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

        We will pay principal on:

  •
  the global securities to DTC in immediately available funds; and

  •
  the definitive debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

        Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustments

        If a Reset Transaction occurs, the interest rate on the debentures will be adjusted to equal the Adjusted Interest Rate (as defined below) from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction or, if there is no succeeding Reset Transaction, the maturity or redemption, if any, of the debentures.

        A "Reset Transaction" means:

  •
  a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock into which the debentures are then convertible is a party;

  •
  a sale of all or substantially all the assets of that entity;

  •
  a recapitalization of that common stock; or

  •
  a distribution described under paragraph (4) under "—Conversion Rights—Conversion Price Adjustments" below,

after the effective date of which transaction or distribution the debentures would be convertible into:

  •
  shares of an entity the common stock of which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than 2.5% higher than the dividend yield on our common stock (or other common stock then issuable upon conversion of the debentures) for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

  •
  shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's common stock for the next four fiscal quarters that would result in such a 2.5% increase.

        The "Adjusted Interest Rate" with respect to any Reset Transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by us or our successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a debenture immediately after the later of:

  •
  the public announcement of the Reset Transaction; or

  •
  the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average trading price of the debentures for the 20 trading days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Interest Rate will not be less than 1.75% per year.

        The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by us or the calculation agent for $10,000,000 principal amount of the debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that, if at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used. If either we or the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the debentures from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of the debentures will equal (a) the then-applicable conversion rate of the debentures multiplied by (b) the market price of our common stock on such determination date.

        For purposes of the definition of Reset Transaction, the dividend yield on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security for that period divided by, if with respect to dividends paid on that security, the average market price of the security during that period and, if with respect to dividends proposed to be paid on the security, the market price of such security on the effective date of the related Reset Transaction.

        The "market price" of a security on any date of determination means:

  •
  the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

  •
  if that security is not listed on the New York Stock Exchange on that date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which that security is listed;

  •
  if that security is not so listed on a U.S. national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

  •
  if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

  •
  if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security; or

  •
  if that security is not so quoted, the average of that last bid and ask prices for that security from a dealer engaged in the trading of convertible securities.

Contingent Interest

        In addition to the interest we will pay as described under "—Interest" and "—Interest Rate Adjustments," we will pay contingent interest, subject to the accrual and record date provisions described above, to the holders of debentures during the six-month periods from March 15 to September 14 and from September 15 to March 14, as appropriate, commencing with the six-month period beginning September 15, 2003, if the average trading price, as described below under "—Conversion Rights—Conversion Upon Satisfaction of Market Price Conditions," of the debentures for the five trading days ending on the second trading day immediately preceding the beginning of the relevant six-month period equals 120% or more of the principal amount of the debentures.

        The rate of contingent interest payable in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5.00% of our then-current estimated per annum borrowing rate for senior non-convertible fixed-rate indebtedness with a maturity date and other terms comparable to the debentures and (ii) 0.33% per annum, in each case based on the outstanding principal amount of the debentures. Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Upon determination that holders of debentures will be entitled to receive contingent interest during any relevant six-month period, on or prior to the start of the relevant six-month period, we will issue a press release and publish information with respect to any contingent interest on our web site.

        We will pay contingent interest, if any, in the same manner as we will pay interest described above under "—Interest," and the holders' obligations in respect of the payment of contingent interest in connection with the conversion of any debentures will also be the same as described above under "—Interest."

Conversion Rights

  General

        Holders may convert any outstanding debentures (or portions of outstanding debentures) into our common stock, initially at the conversion price of approximately $40.05 per share, equal to a conversion rate of 24.9688 shares per $1,000 principal amount of debentures, under the circumstances summarized below. The conversion price will be subject, however, to adjustment as described below under "—Conversion Price Adjustments." We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash to the holders in an amount equal to the market value of that fractional share based upon the market price of our common stock on the trading day immediately preceding the conversion date. Holders may convert debentures only in denominations of $1,000 and whole multiples of $1,000.

        Holders may surrender debentures for conversion into our common stock prior to the close of business on their stated maturity date if any of the following conditions are satisfied:

  •
  during any conversion period, as described below, if the market price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the first day of the conversion period was more than 125% of the conversion price on that thirtieth trading day;

  •
  on or before March 15, 2018, during the five business-day period following any 10 consecutive trading-day period in which the average trading price for the debentures for that 10 trading-day period was less than 105% of the average conversion value, as described below, for the debentures during that period;

  •
  during any period, following the earlier of (a) the date the debentures are rated by both Standard & Poor's and Moody's and (b) April 21, 2003, when the long-term credit rating assigned to the debentures by either Standard & Poor's or Moody's (or any successors to these entities) is lower than "BB" or "Ba3", respectively, or either of these rating agencies does not have a rating then assigned to the debentures for any reason, including any withdrawal or suspension of a rating assigned to the debentures;

  •
  if we have called the debentures for redemption; or

  •
  upon the occurrence of any of the corporate transactions summarized below.

        If a holder has exercised its right to require us to repurchase its debentures as described under "—Repurchase at Option of Holders," the holder may convert its debentures into our common stock only if it withdraws its notice of exercise of repurchase and convert its debentures prior to the close of business on the applicable repurchase date.

  Conversion Upon Satisfaction of Market Price Conditions

        A holder may convert any of its debentures into our common stock during any conversion period if the market price of our common stock for at least 20 trading days in the 30 trading-day period ending on the first day of the conversion period exceeds 125% of the conversion price on that thirtieth trading day. The conversion price per share of common stock as of any day equals the quotient of the principal amount of a debenture divided by the number of shares of common stock issuable upon conversion of such debenture on that day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day in the immediately following fiscal quarter.

        On or before March 15, 2018, a holder also may convert its debentures into our common stock during the five business-day period following any 10 consecutive trading-day period in which the average of the trading prices for the debentures for that 10 trading-day period was less than 105% of the average conversion value for the debentures during that period.

        "Conversion value" is equal to the product of the market price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each debenture is then convertible.

  Conversion Upon Credit Rating Event

        A holder may convert any of its debentures during any period, following the earlier of (a) the date the debentures are rated by both Standard & Poor's and Moody's and (b) April 21, 2003, when the long-term credit rating assigned to the debentures by either Standard & Poor's or Moody's (or any successors to these entities) is lower than "BB" or "Ba3", respectively, or either of these rating agencies does not have a rating then assigned to the debentures for any reason, including any withdrawal or suspension of a rating assigned to the debentures.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion any debentures which we call for redemption at any time until the close of business on the day that is one business day prior to the redemption date, even if the debentures are not otherwise convertible at that time. If a holder already has delivered, however, a notice informing us of its exercise of its repurchase rights, as described below under "—Repurchase at Option of Holders," with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        If:

  •
  we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the market price of the common stock at the time of the announcement of that distribution;

  •
  we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the market price of the common stock on the day preceding the declaration date for the distribution; or

  •
  a change of control as described under "—Repurchase at Option of Holders—Change of Control Put" occurs but holders of debentures do not have the right to require us to repurchase their debentures as a result of such change of control because either (1) the market price of our common stock for a specified period prior to that change of control exceeds a specified level or (2) because the consideration received in the change of control consists of capital stock that is freely traded and the debentures become convertible into that capital stock, each as more fully described under "—Repurchase at Option of Holders—Change of Control Put,"

then we must notify the holders of debentures at least 20 days prior to the ex-dividend date for the distribution or within 20 business days of the occurrence of the change of control, as the case may be. Once we have given that notice, holders may convert their debentures at any time until either (a) the earlier of close of business on the business day prior to the ex-dividend date and our announcement that the distribution will not take place, in the case of a distribution, or (b) within 20 business days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of debentures to convert will be made if the holder participates or will participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock will be converted into cash, securities or other property, a holder may convert debentures at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction also constitutes a "change of control" (as defined below) the holder can require us to repurchase all or a portion of its debentures as described under "—Repurchase at Option of Holders—Change of Control Put."

  Conversion Procedures

        Except as provided below, if a holder converts its debentures into our common stock on any day other than an interest payment date, the holder will not receive any interest that has accrued on these debentures since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the debentures being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted debentures. That is, accrued but unpaid interest (including contingent interest) will be deemed to be paid in full rather than canceled, extinguished or forfeited.

        If a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on the interest payment date interest accrued and paid on such debentures, notwithstanding the conversion of such debentures prior to such interest payment date, because a holder will have been the holder of record on the corresponding record date. But, at the time of surrender of such debentures for conversion, a holder must pay us an amount equal to the interest that will be paid on the debentures being converted on the interest payment date. The preceding sentence does not apply to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, debentures that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call a holder's debentures for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date the holder chooses to convert its debentures, the holder will receive on the date that has been fixed for redemption the amount of interest it would have received if the holder had not converted its debentures.

        Holders will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if a holder exercises its conversion rights, but a holder will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder's. If a holder converts any debenture within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than the holder's unless the applicable restrictions on transfer have been satisfied. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by the holder have been paid.

        To convert interests in a global debenture, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive debenture, a holder will be required to:

  •
  complete the conversion notice on the back of the debenture (or a facsimile of it);

  •
  deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the debentures to be converted to which a holder is not entitled, as described in the second preceding paragraph; and

  •
  pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to each holder a certificate for the number of shares of common stock into which the debentures are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

        The conversion agent, which will be initially Wells Fargo Bank, National Association, will, on our behalf, determine if the debentures are convertible as a result of the market price of our common stock on a daily basis, in the case of the right to convert upon satisfaction of market price conditions, and at the end of each quarter, in the case of the other bases upon which holders may convert their debentures, in each case, notifying us and the trustee.

  Conversion Price Adjustments

        We will adjust the initial conversion price for certain events, including:

  (1)
  issuances of our common stock as a dividend or distribution on our common stock;

  (2)
  certain subdivisions, combinations or reclassifications of our common stock;

  (3)
  issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then current market price of our common stock;

  (4)
  distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding: the rights and warrants to the extent included pursuant to paragraph (3) above; any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; any dividends or distributions paid exclusively in cash; or common stock distributions to the extent included pursuant to paragraph (1) above);

  (5)
  distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with: all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made; plus any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 5% of our market capitalization (defined as the product of the market price of our common stock multiplied by the number of shares of our common stock then outstanding on the record date or date of payment for such distribution) on the record date or the date of payment; and

  (6)
  purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with: any cash and the fair market value of any other consideration paid in any other tender or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made; plus the aggregate amount of any all-cash distributions referred to in paragraph (5) above point to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 5% of our market capitalization on the expiration of such tender offer.

        We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

        In the event we elect to make a distribution described in paragraph (3) or (4) above, which, in the case of paragraph (4) above, has a per share value equal to more than 5% of the market price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "—Conversion Upon Specified Corporate Transactions," or if the debentures are otherwise convertible, we will be required to give notice to the holders of debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

        If we:

  •
  reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, the holders of the debentures may convert the debentures into the consideration they would have received if they had converted their debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, a holder may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price or increase the conversion rate of the debentures by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

        If we adjust the conversion price or conversion ratio pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Optional Redemption by Watson

  Optional Redemption

        We may not redeem the debentures in whole or in part at any time prior to March 20, 2008. At any time on or after March 20, 2008, we may redeem some or all of the debentures on at least 20 but not more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof. In addition, we will pay interest (including contingent interest) on the debentures being redeemed, including those debentures which are converted into our common stock after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include accrued and unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, we will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the redemption price.

  Partial Redemption

        If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or by such other method that the trustee determines is fair and appropriate. If any debentures are to be redeemed in part only, we will issue a new debenture in principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's debentures are selected for partial redemption and a holder converts a portion of its debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

  Optional Put

        On March 15 of 2010, 2015 and 2018, holders may require us to repurchase for cash all of their debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of those debentures plus any accrued and unpaid interest, including contingent interest, on those debentures to, but excluding, the repurchase date. Holders may submit their debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the applicable repurchase date until the close of business on the repurchase date.

  Change of Control Put

        If a change of control occurs, holders may require us to repurchase for cash all of their debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including contingent interest) to, but excluding, the repurchase date.

        A "change of control" will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:

  (1)
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

  (2)
  the first day on which a majority of the members of our board of directors are not continuing directors; or

  (3)
  the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  (a)
  any transaction:

  (i)
  that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

  (ii)
  pursuant to which holders of our capital stock immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

    (b)
    any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

  •
  the market price per share of our common stock for any five trading days within: the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under paragraph (1) above; or the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under paragraph (2) or (3) above, equals or exceeds 110% of the conversion price of the debentures in effect on each such trading day; or

  •
  at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of the transaction or transactions, the debentures become convertible solely into such common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) under the Exchange Act.

        "continuing directors" means, as of any date of determination, any member of the board of directors of Watson who:

  •
  was a member of the board of directors on the date of the indenture; or

  •
  was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director's nomination or election.

        The definition of "change of control" includes a phrase relating to the conveyance, sale, transfer, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of debentures will have the right to require us to repurchase their debentures.

  Repurchase Right Procedures

        Within 20 business days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be no earlier than 20 business days and no later than 60 days after the date we give that notice. With respect to other repurchase rights, we will be required to give notice 20 business days prior to any repurchase date to all holders. The notices will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below.

        If holders have the right to cause us to repurchase their debenture as described above, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

        To elect to require us to repurchase debentures, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the repurchase date and must state certain information, including:

  •
  the certificate numbers of the holders' debentures to be delivered for repurchase;

  •
  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the debentures are to be repurchased by us pursuant to the applicable provision of the indenture.

        A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

  •
  the principal amount of debentures being withdrawn;

  •
  the certificate numbers of the debentures being withdrawn; and

  •
  the principal amount, if any of the debentures that remain subject to the repurchase notice.

        The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which may apply if the repurchase rights summarized above become available to holders of the debentures. In connection with any offer to require us to repurchase debentures as summarized above we will, to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule or form under the Exchange Act.

        Our obligation to pay the repurchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the debentures to be paid promptly following the later of the repurchase date or the time of delivery of the debentures, together with such endorsements.

        If the paying agent holds money sufficient to pay the repurchase price of the debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the debentures will cease to be outstanding and interest on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debentures.

        We may, to the extent permitted by applicable law and the agreements governing our other debt, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

  Limitations on Repurchase Rights

        The repurchase rights described above may not necessarily protect holders of the debentures if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

        Our ability to repurchase debentures upon the occurrence of a change in control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future debt. Further, we cannot assure holders of the debentures that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. Any failure by us to repurchase the debentures when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other debt. In addition, our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in the agreements governing our other debt.

        The change of control repurchase provision of the debentures may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the debentures.

Consolidation, Merger and Assumption

        The indenture will provide that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  that person assumes all of our obligations under the indenture and the debentures; and

  •
  Watson or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

        The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our properties and assets. There is no precise, established definition of the phrase "substantially all" under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of debentures will have the right to require us to repurchase their debentures.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  our failure to convert debentures into shares of our common stock upon exercise of a holder's conversion right;

  (2)
  our failure to pay when due the principal of any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

  (3)
  our failure to pay interest (including contingent interest) on any of the debentures for 30 days after the date when due;

  (4)
  our failure to pay additional amounts, if any, with respect to any of the debentures for 30 days after the date when due;

  (5)
  our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

  (6)
  a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a "significant subsidiary" or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding, which default: is caused by a failure to pay when due principal or interest on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and

  (7)
  certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary.

        If an event of default specified in clause (7) above occurs and is continuing, then automatically the principal of all the debentures and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) above (the default not having been cured or waived as provided under "—Modifications and Amendments" below), the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding upon the conditions provided in the indenture.

        The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

  Changes Requiring Approval of Each Affected Holder

        The indenture, including the terms and conditions of the debentures, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each debenture affected by such change to:

  •
  change the maturity of the principal of or the date any installment of interest is due on any debenture;

  •
  reduce the principal amount of repurchase price or redemption price of or interest on any debenture;

  •
  change the currency of payment of such debenture or interest thereon;

  •
  alter the manner of calculation or rate of accrual of interest or contingent interest on any debenture or extend the payment of any such amount;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debenture;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the debentures;

  •
  modify the redemption provisions of the indenture in a manner adverse to the holders of debentures; or

  •
  reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default.

  Changes Requiring Majority Approval

        Except as otherwise provided in respect of changes requiring the approval of each affected holder and changes requiring no approval, the indenture, including the terms and conditions of the debentures, may be modified or amended either:

  •
  with the written consent of the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding; or

  •
  by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the debentures represented at such meeting.

  Changes Requiring No Approval

        The indenture, including the terms and conditions of the debentures, may be modified or amended by us and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of debentures;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of debentures in the case of a merger, consolidation or conveyance, sale, transfer or lease of all or substantially all of our assets;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of debentures (after taking into account tax and other consequences of such reduction);

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the resale registration rights agreement, provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

  •
  adding guarantees with respect to the debentures; or

  •
  adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

Governing Law

        The indenture and the debentures will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

        Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        We and the initial purchasers of the debentures entered into a registration rights agreement dated March 7, 2003. Pursuant to the agreement, we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures to, at our expense:

  •
  file with the SEC not later than the date 90 days after March 7, 2003 a shelf registration statement on such form as we deem appropriate covering resales by holders of all debentures and the common stock issuable upon conversion of the debentures;

  •
  use our commercially reasonable efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in no event later than 180 days after March 7, 2003; and

  •
  use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of: two years after the last date of original issuance of any of the debentures; the date when the holders of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and the date when all of the debentures and the common stock into which the debentures are convertible that are owned by the holders who complete and deliver the selling securityholder notice and questionnaire described below are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

        We have filed the shelf registration statement containing this prospectus to satisfy our obligations under the registration rights agreement. We may suspend the effectiveness of the shelf registration statement or the use of this prospectus, which is part of the shelf registration statement, during specified periods (not to exceed 90 days in the aggregate in any 360 day period) in specified circumstances, including circumstances relating to pending corporate developments. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension.

        Each holder who sells securities pursuant to the shelf registration statement generally will be:

  •
  required to be named as a selling stockholder in the related prospectus;

  •
  required to deliver a prospectus to purchasers;

  •
  subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

  •
  bound by the provisions of the resale registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

        Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

  •
  the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

  •
  we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a debenture, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        We have agreed to pay predetermined additional amounts to holders of the debentures and holders of common stock issued upon conversion of the debentures under certain conditions.

        If:

  •
  we have not filed the shelf registration statement with the SEC prior to or on the 90th day following the earliest date of original issuance of any of the debentures;

  •
  the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of any of the debentures; or

  •
  any registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be (each, a "registration default"), then additional amounts will accrue on the debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will additional amounts accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its debentures into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted. A holder will not be entitled to additional amounts unless it has provided all information requested by the questionnaire prior to the deadline.

Rule 144A Information

        We will furnish to the holders, beneficial holders and prospective purchasers of the debentures and the common stock into which the debentures are convertible, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Watson.

Form, Denomination and Registration

  Denomination and Registration

        The debentures have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

  Global Securities; Book-Entry Form

        The debentures have been issued and sold to "qualified institutional buyers", as defined in Rule 144A under the Securities Act ("QIBs"), in the form of global securities deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

        Record ownership of the global securities may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A QIB may hold its interests in a global security directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants if such QIB is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's procedures and will be settled in same-day funds. QIBs may also beneficially own interests in the global securities held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global securities, Cede & Co. for all purposes will be considered the sole holder of the global securities. Except as provided below, owners of beneficial interests in the global securities:

  •
  will not be entitled to have certificates registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  •
  will not be considered holders of the global securities.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

        We will wire, through the facilities of the trustee, payments of principal and interest payments on the global securities to Cede & Co., the nominee of DTC, as the registered owner of the global securities. None of Watson, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal of and interest on the global securities, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the debentures represented by the global securities, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in debentures represented by the global securities held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If a holder of the debentures would like to convert its debentures into common stock pursuant to the terms of the debentures, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge its interest in the debentures represented by global securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither Watson nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global securities are credited and only for the principal amount of the debentures for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause debentures to be issued in definitive form in exchange for the global securities. None of Watson, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global securities.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

        Our authorized shares of capital stock consists of:

  •
  500,000,000 shares of common stock, par value $.0033 per share; and

  •
  2,500,000 shares of preferred stock, no par value.

        As of March 31, 2003, there were 106,964,800 shares of common stock and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. The holders of our common stock may not cumulate votes in the election of directors. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may lawfully be declared by our board of directors out of funds legally available therefor and to share pro rata in any other distribution to the holders of common stock. Subject to the prior rights of any then outstanding preferred stock, the holders of our common stock are entitled to share ratably in any assets remaining after payment of liabilities in the event of any liquidation, dissolution or winding up of our affairs. There are no conversion rights, preemptive rights, redemption or sinking fund provisions or fixed dividend rights with respect to our common stock.

Preferred Stock

        Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Watson without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, there are no shares of preferred stock issued or outstanding.

Nevada Statute Restricting Combinations With Interested Stockholders

        Nevada law restricts the ability of a Nevada corporation having 200 stockholders or more of record to engage in any "combination" with an "interested stockholder" for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. Under this statute:

  •
  an "interested stockholder" means the "beneficial owner," as defined under the statute, of 10% or more of the voting power of the corporation, or an affiliate or associate of the corporation who at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation; and

  •
  a "combination" is broadly defined to include a merger or consolidation of the corporation or any subsidiary of the corporation with the interested stockholder; any sale, mortgage, lease, exchange, pledge, transfer or other disposition of assets to or with the interested stockholder having a market value of 5% or more of the market value of all assets of the corporation, having a market value of 5% or more of the market value of all the outstanding shares of the corporation, or representing 10% or more of the earning power or net income of the corporation; the issuance or transfer by the corporation or any subsidiary of shares of the corporation or its subsidiaries to the interested stockholder having a market value of 5% or more of the market value of all the outstanding shares of the corporation; the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the interested stockholder; transactions that would have the effect of increasing the proportionate share of the outstanding shares of the corporation, or any subsidiary of the corporation, which is owned by the interested stockholder; or the receipt by the interested stockholder of any benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credit or other tax advantage provided by or through the corporation. A combination also generally includes any of the foregoing transactions with an affiliate or associate of the interested stockholder.

        If the combination or purchase of shares was not previously approved by the board before the interested stockholders' date of acquiring shares, the interested stockholder may effect the combination after the three-year period only if the combination is either:

  •
  approved by the holders of stock representing a majority of the outstanding shares not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than three years after the date of acquiring shares; or

  •
  the combination meets statutory fair price criteria.

        The above provisions do not apply to any business combination involving a corporation:

  •
  whose original articles of incorporation expressly elect not to be governed by such provisions;

  •
  which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Exchange Act, unless the corporation's articles of incorporation provide otherwise;

  •
  whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Exchange Act, on the effective date of that amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

  •
  which amends its articles of incorporation, as approved by a majority of the disinterested shares, to expressly elect not to be governed by the above provisions. This type of amendment, however, would not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after the effective date of the amendment.

        In addition, the above provisions will not apply to any combination with an interested stockholder who became an interested stockholder on or before January 1, 1991 or who became an interested stockholder inadvertently and satisfies certain other conditions.

        Our articles of incorporation do not exempt Watson from the restrictions imposed by this statute.

Nevada Statute Restricting Acquisitions of Controlling Interests

        Nevada's control share acquisition law generally prohibits an acquirer from voting shares of a Nevada corporation's stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the corporation's stockholders. The control share acquisition law only applies to Nevada corporations doing business directly or through an affiliated corporation in Nevada with at least 200 stockholders of record, at least 100 of whom have addresses in Nevada. We currently have approximately 12 registered stockholders of record with addresses in Nevada. The ownership thresholds used to measure "controlling interest" are at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more of all of the outstanding voting power.

        Once an acquirer crosses one of these thresholds, a special meeting of stockholders may be called at the acquirer's request to consider the voting rights of its shares. If the acquirer does not make a request, consideration of the voting rights must be taken at the next special or annual meeting of stockholders. If the corporation's articles or bylaws provide, the corporation may call for redemption certain of the acquirer's shares if the stockholders do not grant full voting rights or the acquirer fails to timely deliver information to the corporation. Our articles of incorporation and bylaws do not currently provide for redemption of an acquirer's shares in such circumstances.

        If an acquirer's shares are accorded full voting rights and the acquirer has acquired control shares with at least a majority of all the voting power, any stockholder of record who has not voted for approval of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, which must be not less than the highest price per share paid in the transaction subjecting the acquirer to the control share acquisition law. The control share acquisition law does not apply if the articles of incorporation or bylaws in effect on the tenth day following the crossing the thresholds described above provide that the law does not apply to the corporation or to the acquisition specifically by types of existing or future stockholders, whether or not identified. Neither our articles of incorporation or bylaws currently include such a provision.

Articles of Incorporation and Bylaw Provisions

        Various provisions contained in our articles of incorporation and bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that the stockholders may deem to be in their best interests. Among other things, these provisions:

  •
  authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

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  divide our board into three classes of directors, with each class serving a staggered three-year term;

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  require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

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  provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors;

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  provide that special meetings may not be called by our stockholders;

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  provide that our bylaws can be amended only by the board of directors or by a supermajority vote of the outstanding shares; and

  •
  allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of the board.

Transfer Agent and Registrar

        The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the debentures and common stock into which the debentures are convertible, but is not a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who hold the debentures and the common stock into which such debentures are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to the alternative minimum tax;

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  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

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  persons that own, or are deemed to own, more than 5% of our Company (except to the extent specifically set forth below);

  •
  certain former citizens or long-term residents of the United States;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the debentures as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the debentures or common stock under the constructive sale provisions of the Code.

        In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the debentures and common stock.

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX

RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Debentures

        Under the indenture governing the debentures, we and each holder of the debentures agreed, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") in the manner described below. The remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatment of the debentures. The IRS has recently issued a revenue ruling with respect to instruments similar to the debenture and this ruling supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the debentures remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain or loss upon a taxable disposition of the debentures. Holders should consult their tax advisors concerning the tax treatment of holding the debentures.

Consequences to U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to holders of the debentures if they are a U.S. holder of the debentures or common stock. Certain consequences to "non-U.S. holders" of the debentures or common stock are described under "—Consequences to Non-U.S. Holders" below. "U.S. holder" means a holder of a debenture or common stock that is:

  •
  an individual citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

  Accrual of Interest

        Under the Contingent Debt Regulations, actual cash payments on the debentures, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

  •
  require holders of the debentures, regardless of their usual method of tax accounting, to use the accrual method with respect to the debentures;

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  require holders of the debentures to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by the holders; and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the debentures.

        Holders who purchase a debenture for a price equal to the adjusted issue price (as defined below) will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debenture, that equals:

  •
  the product of (i) the adjusted issue price of the debentures as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that holders held the debentures.

        The issue price of a debenture will be the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the debentures.

        Under the Contingent Debt Regulations, holders will be required to include original issue discount in income each year, regardless of the holders' usual method of tax accounting, based on the comparable yield of the debentures. We have determined the comparable yield of the debentures based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the debentures. Accordingly, we have determined that the comparable yield is an annual rate of 6.50%, compounded semi-annually.

        We are required to furnish to holders the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the debentures taking into account the fair market value of the common stock that might be paid upon a conversion of the debentures. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Prospectus Summary." By purchasing the debentures, holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, holders must use the comparable yield and the schedule of projected payments in determining their original issue discount accruals, and the adjustments thereto described below, in respect of the debentures.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of a holder's original issue discount and adjustments thereof in respect of the debentures and do not constitute a projection or representation regarding the actual amount of the payments on a debenture.

  Adjustments to Interest Accruals on the Debentures

        If the actual contingent payments made on the debentures differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, a holder receives actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, the holder will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon a conversion. If a holder receives in a taxable year actual payments that in the aggregate are less than the amount of projected payments for the taxable year, the holder will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

  •
  first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of the holder's total prior original issue discount inclusions with respect to the debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

  •
  third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

        A holder that purchases debentures at a discount or premium to the adjusted issue price of the debentures on the acquisition date must, upon acquiring the debt instrument, reasonably allocate the difference between such holder's tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the debentures. Holders should consult their tax advisors regarding these allocations.

        If a holder's basis is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, such holder's adjusted basis in the debt instrument is reduced by the amount such holder treats as a negative adjustment.

        If a holder's basis is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, such holder's adjusted basis in the debt instrument is increased by the amount such holder treats as a positive adjustment.

  Sale, Exchange, Conversion or Redemption of the Debentures

        Upon the sale, exchange, repurchase or redemption of a debenture, as well as upon a conversion of a debenture, a holder will recognize gain or loss equal to the difference between the holder's amount realized and the holder's adjusted tax basis in the debenture. Pursuant to the terms of the debentures, a holder agrees that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that the holder receives on the conversion as a contingent payment. Such gain on a debenture generally will be treated as interest income. Loss from the disposition of a debenture will be treated as ordinary loss to the extent of a holder's prior net original issue discount inclusions with respect to the debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the debentures were held for more than one year. The deductibility of capital losses is subject to limitations.

        Special rules apply in determining the tax basis of a debenture. A holder's basis in a debenture is generally increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discount or premium to the adjusted issue price, if any), and reduced by the projected amount of any payments previously scheduled to be made.

        Under this treatment, a holder's tax basis in the common stock received upon conversion of a debenture will equal the then current fair market value of such common stock. A holder's holding period for our common stock will commence on the day after conversion.

  Constructive Dividends

        Holders of convertible debt instruments such as the debentures may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder will be deemed to have received constructive distributions includible in their income in the manner described under "—Dividends" below even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to holders.

  Dividends

        Distributions, if any, made on our common stock generally will be included in a holder's income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a holder's adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate holder may be eligible for a dividends received deduction.

  Sale, Exchange or Redemption of Common Stock

        Upon the sale, exchange or redemption of our common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. A holder's adjusted tax basis and holding period in common stock received upon conversion of a debenture are determined as discussed above under "—Sale, Exchange, Conversion or Redemption of the Debentures." The deductibility of capital losses is subject to limitations.

  Additional Payments

        We may be required to make additional payments to holders in the circumstances described above under "Description of the Debentures—Registration Rights." We intend to take the position for United States federal income tax purposes that any such additional payments should be taxable to the holders as additional ordinary income when received or accrued, in accordance with the holders' method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the debentures, the possibility that such additional payments will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on the holders, unless they explicitly disclose that they are taking a different position to the IRS on their tax return for the year during which they acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of a holder's income with respect to such additional payments.

        If we do make additional payments to holders, holders should consult their tax advisors concerning the appropriate tax treatment of the payment of such additional amounts to them.

  Backup Withholding and Information Reporting

        We are required to furnish to the record holders of the debentures and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the debentures and dividends paid on the common stock.

        Holders may be subject to backup withholding with respect to interest paid on the debentures, dividends paid on the common stock or with respect to proceeds received from a disposition of the debentures or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. Holders will be subject to backup withholding if they are not otherwise exempt and such holders:

  •
  fail to furnish their taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnish an incorrect TIN;

  •
  are notified by the IRS that they have failed to properly report payments of interest or dividends; or

  •
  fail to certify, under penalties of perjury, that they have furnished a correct TIN and that the IRS has not notified them that they are subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

        The following is a summary of certain material United States federal income and estate tax consequences that will apply to holders if they are non-U.S. holders of the debentures or common stock. For purposes of this discussion, a "non-U.S. holder" means a holder of debentures or common stock that is not a U.S. holder.

        In general, subject to the discussion below concerning backup withholding:

  Payments of Interest

        Holders will not be subject to the 30% United States federal withholding tax with respect to payments of interest on the debentures (including amounts taken into income as interest under the accrual rules described above under "—Consequences to U.S. Holders" and amounts attributable to the shares of our common stock received upon a conversion of the debentures) provided that:

  •
  a holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

  •
  a holder is not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person;"

  •
  a holder is not a bank whose receipt of interest (including original issue discount) on a debenture is described in Section 881(c)(3)(A) of the Code;

  •
  our debentures and common stock are actively traded within the meaning of Section 871(h)(4)(C)(v)(I) and we are not a "United States real property holding corporation;" and

  •
  a holder provides its name and address, and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or that it holds its debentures through certain intermediaries, and the holder and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

        If a holder cannot satisfy the requirements described above, it will be subject to the 30% United States federal withholding tax with respect to payments of interest on the debentures, unless it provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business.

        If holders are engaged in a trade or business in the United States and interest on a debenture is effectively connected with their conduct of that trade or business, holders will be subject to United States federal income tax on that interest on a net income basis (although such holders will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the holders were a United States person as defined under the Code. In addition, if a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in the holder's earnings and profits.

        Absent further relevant guidance from the IRS, in the event that we do not file or cause to be declared effective a registration statement, as described under "Description of the Debentures—Registration Rights," and we make additional payments to holders as described therein, we intend to treat such additional payments as subject to United States federal withholding tax. In addition, we intend to treat interest payments to the extent they are adjusted to equal the adjusted interest rate, as described above under "Description of the Debentures—Interest Rate Adjustments," as also subject to United States federal withholding tax. Therefore, we intend to withhold on any such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from a holder claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct of a United States trade or business. Holders should consult their own tax advisers as to whether they can obtain a refund for the withholding tax imposed on such additional payments on the grounds that such payment represents interest qualifying for an exemption or some other grounds.

  Sale, Exchange or Redemption of the Debentures or Common Stock

        Any gain realized by holders on the sale, exchange or other taxable disposition of a debenture will generally be treated as interest income under the accrual rules described above under "—Consequences to U.S. Holders," and hence would generally be taxable as described above under "—Payments of

Interest." Any gain realized by holders on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a holder's conduct of a trade or business in the United States;

  •
  the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

  •
  the holder is subject to Code provisions applicable to certain United States expatriates; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that a holder held our common stock.

        If a holder's gain is described in the first bullet point above, such holder generally will be subject to United States federal income tax on the net gain derived from the sale, and if such holder is a corporation, then any such effectively connected gain received by it may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If a holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though such holder is not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the debentures or the common stock.

        We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to a holder if it held, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

  Dividends

        In general, dividends, if any, received by a holder with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the debentures, see "—Consequences to U.S. Holders—Constructive Dividends" above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with a holder's conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

        In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to a holder on our common stock are effectively connected with a holder's conduct of a trade or business in the United States, holders must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. Holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

  United States Federal Estate Tax

        A debenture held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if any payment to such individual on the debentures would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points above under "—Payments of Interest," without regard to the certification requirements of the fifth bullet point and, at the time of the individual's death, payments with respect to such debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If a holder is an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes), such holder's common stock will be subject to United States estate tax, unless an applicable United States estate tax treaty provides otherwise.

  Backup Withholding and Information Reporting

        A non-U.S. holder, in general, will not be subject to backup withholding and information reporting with respect to payments that we make to such holder provided that we do not have actual knowledge or reason to know that the holder is a United States person and the holder has given us the statement described above under "—Consequences to Non-U.S. Holders—Payments of Interest." In addition, a holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a debenture or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that a holder is a United States person, as defined under the Code, or a holder otherwise establishes an exemption. However, we may be required to report annually to the IRS and to holders the amount of, and the tax withheld with respect to, any interest or dividends paid to holders, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which holders reside.

        Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

SELLING SECURITY HOLDERS

        The debentures were originally issued by Watson and sold by the initial purchasers of the debentures in a transaction exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act of 1933 or to be non-U.S. persons outside the United States. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock into which the debentures are convertible.

        The following table sets forth information, as of July 31, 2003, with respect to the selling securityholders and the principal amounts of debentures beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the debentures or the common stock into which the debentures are convertible. Because the selling securityholders may offer all or some portion of the debentures or the common stock, we cannot estimate the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act of 1933. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $575,000,000 aggregate principal amount of debentures outstanding.

        The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling securityholder at an initial conversion rate of 24.9688 shares per $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 106,964,800 shares of common stock outstanding (exclusive of treasury stock) on March 31, 2003. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the debentures are convertible.

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Common Stock Owned Prior to the Offering	Common Stock Offered Hereby
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	7,000	*	—	174
Advisory Convertible Arbitrage Fund (I) L.P.	1,000,000	*	—	24,968
AG Domestic Convertibles, L.P.	5,250,000	*	—	131,086
AG Offshore Convertibles Ltd.	9,750,000	1.70%	—	243,445
AIG/National Union Fire Insurance	550,000	*	—	13,732
Alcon Laboratories	305,000	*	—	7,615
Alexandra Global Master Fund, LTD	17,000,000	2.96%	—	424,469
Allentown City Firefighters Pension Plan	21,000	*	—	524
Allentown City Officers & Employees Pension Fund	13,000	*	—	324
Allentown City Police Pension Plan	27,000	*	—	674
Allstate Insurance Company	1,000,000	*	14,300	24,968
Allstate Life Insurance Company	750,000	*	14,300	18,726
Aloha Airlines Non-Pilots Pension Trust	150,000	*	—	3,745
Aloha Pilots Retirement Trust	80,000	*	—	1,997
American Century Equity Income	7,700,000	1.34%	—	192,259
American Fidelity Assurance Company	410,000	*	—	10,237
Amerisure Mutual Insurance Company	180,000	*	—	4,494

Arapahoe County Colorado	48,000	*	—	1,198
Arbitex Master Fund, L.P.	18,144,000	3.16%	—	453,033
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	8,000,000	1.39%	—	199,750
Argent Classic Convertible Arbitrage Fund L.P.	3,000,000	*	—	74,906
Argent LowLev Convertible Arbitrage Fund LLC	1,500,000	*	—	37,453
Argent LowLev Convertible Arbitrage Fund Ltd.	5,300,000	*	—	132,334
Arlington County Employees Retirement System	525,000	*	—	13,108
Atlas Growth & Income Fund	370,000	*	—	9,238
Attorney's Title Insurance Fund	150,000	*	—	3,745
Aventis Pension Master Trust	460,000	*	—	11,485
Banc of America Securities LLC	1,310,000	*	—	32,709
Bank Austria Cayman Islands, Ltd.	7,300,000	1.27%	—	182,272
Bay County PERS	200,000	*	—	4,993
BBT Fund, L.P.	19,000,000	3.30%	—	474,407
Bear, Stearns & Co. Inc.	2,500,000	*	—	62,422
BNP Paribas Equity Strategies, SNC	10,555,000	1.84%	13,232	263,545
Boilermaker—Blacksmith Pension Trust	2,500,000	*	—	62,422
BP Amoco Corporation Master Trust for Employee Pension Plans	9,800,000	1.70%	—	244,694
British Virgin Islands Social Security Board	70,000	*	—	1,747
C&H Sugar Company Inc.	190,000	*	—	4,744
CALAMOS® Convertible Fund—CALAMOS® Investment Trust	23,000,000	4.00%	—	574,282
CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust	27,000,000	4.70%	—	674,157
CALAMOS® Convertible Portfolio—CALAMOS® Advisors Trust	315,000	*	—	7,865

CALAMOS® Global Convertible Fund—CALAMOS® Investment Trust	900,000	*	—	22,471
California Wellness Foundation, The	730,000	*	—	18,227
Canyon Capital Arbitrage Master Fund, Ltd.	6,450,000	1.12%	—	161,048
Canyon Value Realization Fund (Cayman), Ltd.	8,550,000	1.49%	—	213,483
Canyon Value Realization Fund, L.P.	3,800,000	*	—	94,881
Canyon Value Realization Mac 1B, Ltd. (RMF)	980,000	*	—	24,469
CEMEX Pension Plan	230,000	*	—	5,742
Chrysler Corporation Master Retirement Trust	3,300,000	*	—	82,397
Citicorp Life Insurance Company	13,000	*	—	324
City and County of San Francisco Retirement System	1,159,000	*	—	28,938
City of Albany Pension Plan	250,000	*	—	6,242
City of Birmingham Retirement & Relief System	970,000	*	—	24,219
City of Knoxville Pension System	530,000	*	—	13,233
City of New Orleans	161,000	*	—	4,019
City University of New York	119,000	*	—	2,971
Coast Fund L.P., The	11,000,000	1.91%	—	274,656
Cockrell Foundation, The	100,000	*	—	2,496
Concentrated Alpha Partners, L.P.	9,500,000	1.65%	—	237,203
Continental Assurance Company on behalf of its Separate Account (E)	2,400,000	*	—	59,925
CooperNeff Convertible Strategies (Cayman) Master Fund L.P.	8,833,000	1.54%	7,382	220,549
Credit Lyonnais Securities (USA) Inc.	3,500,000	*	—	87,390
Credit Suisse First Boston Corporation LLC	2,250,000	*	—	56,179
DBAG London	4,200,000	*	—	104,869
Delaware Public Employees Retirement System	1,218,000	*	—	30,412

Delta Air Lines Master Trust-CV	1,505,000	*	—	37,578
Delta Airlines Master Trust	2,500,000	*	—	62,422
Delta Pilots Disability & Survivorship Trust-CV	775,000	*	—	19,350
Delta Pilots Disability and Survivorship Trust	740,000	*	—	18,476
Dorinco Reinsurance Company	1,400,000	*	—	34,956
Dow Chemical Company Employees' Retirement Plan, The	4,900,000	*	—	122,347
Drury University	30,000	*	—	749
Evergreen Equity Income Fund	1,523,000	*	—	38,027
Evergreen Growth & Income Fund	434,000	*	—	10,836
Evergreen Variable Annuity Growth & Income Fund	39,000	*	—	973
Family Service Life Insurance Co.	200,000	*	—	4,993
Farmington Casualty Company	109,000	*	—	2,721
Fondren Foundation, The	300,000	*	—	7,490
Gasner Investor Holdings Ltd.	1,000,000	*	—	24,968
Genesee County Employees' Retirement System	470,000	*	—	11,735
Georgia Municipal	1,099,000	*	—	27,440
Grable Foundation, The	70,000	*	—	1,747
Grace Convertible Arbitrage Fund, Ltd.	3,500,000	*	—	87,390
Grady Hospital Foundation	105,000	*	—	2,621
Greek Catholic Union of the USA	110,000	*	—	2,746
Guardian Life Insurance Co.	7,300,000	1.27%	1,714	182,272
Guardian Pension Trust	500,000	*	—	12,484
Guggenheim Portfolio Co. XV, LLC	1,500,000	*	—	37,453
Hawaiian Airlines Employees Pension Plan—IAM	55,000	*	—	1,373
Hawaiian Airlines Pension Plan for Salaried Employees	10,000	*	—	249
Hawaiian Airlines Pilots Retirement Plan	135,000	*	—	3,370
HealthNow New York, Inc.	200,000	*	—	4,993
Hillbloom Foundation	60,000	*	—	1,498
Independence Blue Cross	542,000	*	—	13,533
ING Convertible Fund	1,985,000	*	—	49,563
ING VP Convertible Portfolio	15,000	*	—	374

Innovest Finanzdienstle	910,000	*	—	22,721
Jackson County Employees' Retirement System	225,000	*	—	5,617
KBC Financial Products (Cayman Islands) Limited	21,000,000	3.65%	—	524,344
KBC Financial Products USA Inc.	1,560,000	*	—	38,951
Kettering Medical Center Funded Depreciation Account	140,000	*	—	3,495
Knoxville Utilities Board Retirement System	235,000	*	—	5,867
Landesbank Schleswig-Holstein International S.A.	2,500,000	*	—	62,422
Lehman Brothers, Inc.	16,500,000	2.87%	—	411,985
Louisiana CCRF	295,000	*	—	7,365
Louisiana Workers' Compensation Corporation	630,000	*	—	15,730
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	2,900,000	*	—	72,409
Macomb County Employees' Retirement System	530,000	*	—	13,233
Man Convertible Bond Master Fund, Ltd.	8,320,000	1.45%	—	207,740
Manage Assets Trust	140,000	*	—	3,495
Merrill Lynch Insurance Group	435,000	*	—	10,861
MFS Total Return, a Series of Trust V	2,940,000	*	—	73,408
Microsoft Corporation	2,065,000	*	—	51,560
MLQA Convertible Securities Arbitrage Ltd.	5,000,000	*	—	124,844
Morgan Stanley Dean Witter Convertible Securities Trust	2,500,000	*	—	62,422
Motion Picture Industry Health Plan—Active Member Fund	335,000	*	—	8,364
Motion Picture Industry Health Plan—Retiree Member Fund	210,000	*	—	5,243
Municipal Employees	189,000	*	—	4,719
National Benefit Insurance Company	7,000	*	—	174
New Orleans Firefighters Pension/Relief Fund	108,000	*	—	2,696
Nicholas Applegate Capital Management Investment Grade Convertible	10,000	*	—	249

Nomura Securities International, Inc.	10,000,000	1.74%	99,198	249,688
NORCAL Mutual Insurance Company	380,000	*	—	9,488
Occidental Petroleum Corporation	203,000	*	—	5,068
OCM Convertible Trust	3,410,000	*	—	85,143
Ohio Bureau of Workers Compensation	238,000	*	—	5,942
Oppenheimer Convertible Securities Fund	3,000,000	*	—	74,906
Pacific Life Insurance Company	1,000,000	*	—	24,968
Partner Reinsurance Company Ltd.	1,090,000	*	—	27,216
Partners Group Alternative Strategies PCC, Ltd.	300,000	*	—	7,490
Phoenix Insurance Company	192,000	*	—	4,794
Physicians' Reciprocal Insurers Account #7	1,200,000	*	—	29,962
Policeman and Firemen Retirement System of the City of Detroit	462,000	*	—	11,535
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,150,000	*	—	28,714
Primerica Life Insurance Company	302,000	*	—	7,540
Prisma Foundation	125,000	*	—	3,121
Pro-mutual	590,000	*	—	14,731
Qwest Occupational Health Trust	370,000	*	—	9,238
Ramius Capital Group	750,000	*	—	18,726
Ramius, LP	200,000	*	—	4,993
Ramius Partners II, LP	400,000	*	—	9,987
RBC Alternative Assets, L.P.	200,000	*	1,740	4,993
RCG Baldwin, LP	750,000	*	—	18,726
RCG Halifax Master Fund, Ltd.	750,000	*	—	18,726
RCG Latitude Master Fund, Ltd.	9,000,000	1.57%	—	224,719
RCG Multi Strategy A/C LP	8,000,000	1.39%	—	199,750
RCG Multi Strategy Master Fund, Ltd.	600,000	*	—	14,981

S.A.C. Capital Associates, LLC	3,000,000	*	100,000	74,906
Sage Capital	2,300,000	*	—	57,428
Salomon Brothers Asset Management, Inc.	14,100,000	2.45%	—	352,060
SCI Endowment Care Common Trust Fund—First Union	70,000	*	—	1,747
SCI Endowment Care Common Trust Fund—National Fiduciary Services	340,000	*	—	8,489
SCI Endowment Care Common Trust Fund—Suntrust	145,000	*	—	3,620
SG Cowen Securities Convertible Arbitrage	5,000,000	*	—	124,844
SG Cowen Securities Corp.	3,000,000	*	—	74,906
Single hedge US Convertible Arbitrage Fund	1,767,000	*	—	44,119
Southern Farm Bureau Life Insurance	925,000	*	—	21,246
Southern Farm Bureau Life Insurance Company	1,050,000	*	—	26,217
SPT	3,100,000	*	—	77,403
St. Thomas Trading, Ltd.	14,430,000	2.51%	—	360,299
Standard Fire Insurance Company	175,000	*	—	4,369
State Employees' Retirement Fund of the State of Delaware	1,440,000	*	—	35,955
State of Maryland Retirement Agency	2,514,000	*	—	62,771
State of Oregon/SAIF Corporation	4,720,000	*	—	117,852
Sturgeon Limited	1,495,000	*	—	37,328
SunAmerica Value Fund	760,000	*	—	18,976
TCW Group, Inc.	5,000,000	*	—	124,844
Teachers Insurance and Annuity Association	7,000,000	1.22%	—	174,781
Thrivent Financial for Lutherans	3,000,000	*	—	74,906
Topanga XI	1,800,000	*	—	44,943
Transamerica Life Insurance & Annuity Co.	23,000,000	4.00%	—	574,282
Transamerica Occidental Life Corp	1,000,000	*	—	24,968
Travelers Casualty & Surety Company	131,000	*	—	3,270

Travelers Casualty & Surety Company of Illinois	118,000	*	—	2,946
Travelers Insurance Company—Separate Account TLAC, The	28,000	*	—	699
Travelers Life & Annuity Company	37,000	*	—	923
Travelers Life Insurance Company	548,000	*	—	13,682
Travelers Series Trust Convertible Bond Portfolio	200,000	*	—	4,993
Tribeca Investments Ltd.	15,000,000	2.61%	—	374,532
Trustmark Insurance	266,000	*	—	6,641
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Ltd.	2,500,000	*	—	62,422
UBS O'Connor LLC F/B/O O'Connor Global Convertible Portfolio	250,000	*	—	6,242
Union Carbide Retirement Account	2,150,000	*	—	53,682
United Food and Commercial Workers Local 1262 and Employers Pension Fund	1,100,000	*	—	27,465
Univar USA Inc. Retirement Plan	550,000	*	—	13,732
US Bank FBO Benedictine Health Systems	150,000	*	—	3,745
Van Kampen Harbor Fund	4,000,000	*	566,480	99,875
Victory Capital Management as Agent for the BB Convertible Securities Fund	1,010,000	*	—	25,218
Victory Capital Management as Agent for the Charitable Convertible Securities Fund	760,000	*	—	18,976
Victory Capital Management as Agent for the Charitable Income Fund	196,000	*	—	4,893
Victory Capital Management as Agent for the Field Foundation of Illinois	55,000	*	—	1,373
Victory Capital Management as Agent for the GenCorp Foundation	44,000	*	—	1,098

Victory Capital Management as Agent for the Key Trust Convertible Securities Fund	186,000	*	—	4,644
Victory Capital Management as Agent for the Key Trust Fixed Income Fund	266,000	*	—	6,641
Victory Capital Management as Agent for the Victory Convertible Securities Fund	935,000	*	—	23,345
Victory Capital Management as Investment Manager for the California State Auto Assoc. ASNF	35,000	*	—	873
Victory Capital Management as Investment Manager for the California State Auto Assoc. Inter-Insurance	415,000	*	—	10,362
Victory Capital Management as Investment Manager for the California State Auto Assoc. Retirement Pension Plan	62,000	*	—	1,548
Victory Capital Management as Investment Manager for the CompSource Oklahoma	445,000	*	—	11,111
Victory Capital Management as Investment Manager for the Georgia Municipal Employees Retirement Trust Fdn.	560,000	*	—	13,982
Victory Capital Management as Investment Manager for the Health Foundation of Greater Cincinnati	175,000	*	—	4,369
Victory Capital Management as Investment Manager for Potlatch	610,000	*	—	15,230
Victory Capital Management as Investment Manager for the Stamford Police Pension Fund	46,000	*	—	1,148
Victus Capital, LP	10,050,000	*	—	250,936
Wachovia Securities International Ltd.	4,000,000	*	—	99,875
White River Securities L.L.C.	2,500,000	*	—	62,422

Wilmington Trust Co. as Owner & TTEE for the Forestal Funding Master Trust	15,000,000	2.61%	—	374,532
WPG Convertible Arbitrage Overseas Master Fund	1,000,000	*	—	24,968
WPG MSA Convertible Arbitrage Fund	250,000	*	—	6,242
Xavex Convertible Arbitrage 2 Fund	600,000	*	—	14,981
Xavex Convertible Arbitrage #5	750,000	*	—	18,726
Zazore Convertible Arbitrage Fund L.P.	2,000,000	*	—	49,937
Zazore Hedged Convertible Fund L.P.	1,500,000	*	—	37,453
Zazore Income Fund L.P.	1,500,000	*	—	37,453
Zurich Institutional Benchmark Master Fund c/o Argent	400,000	*	—	9,987
Zurich Institutional Benchmarks Master Fund c/o Alexandra Investment MGT LLC	5,000,000	*	—	124,844
Zurich Institutional Benchmarks Master Fund Ltd.	1,500,000	*	—	37,453

*
Represents less than 1%

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Watson within the past three years.

        The initial purchasers purchased all of the debentures from us in a private transaction in March 2003. All of the debentures were "restricted securities" under the Securities Act of 1933 prior to this registration. The selling securityholders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act of 1933 or exempt from such registration.

        Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In connection with the sale of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the debentures or the underlying common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the debentures or the underlying common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the debentures for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the debentures.

        In order to comply with the securities laws of some states, if applicable, the debentures and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any broker-dealers or agents that participate in the sale of the debentures and the underlying common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of the debentures and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933.

        The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

        A selling securityholder may decide not to sell any debentures or the underlying common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the debentures or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

        With respect to a particular offering of the debentures and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific debentures or common stock to be offered and sold;

  •
  the names of the selling securityholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

        We entered into the registration rights agreement for the benefit of holders of the debentures to register their debentures and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and we will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the underlying common stock, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the debentures and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

LEGAL MATTERS

        The validity of the issuance of the debentures will be passed upon for us by our counsel Latham & Watkins LLP, Costa Mesa, California. The validity of the issuance of the common stock issuable upon conversion of the debentures will be passed upon for us by Kummer, Kaempfer, Bonner and Renshaw, our Nevada counsel.

EXPERTS

        The audited consolidated financial statements of Watson Pharmaceuticals, Inc. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 incorporated in this Prospectus by reference to Exhibit 99.1 of Watson Pharmaceuticals, Inc.'s Current Report on Form 8-K filed June 2, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information in documents that we file with it. We have elected to use a similar procedure in connection with this prospectus, which means that we can disclose important information by referring you to those documents that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the debentures under this prospectus. The documents incorporated by reference are:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2002 from our Proxy Statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on March 10, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (as amended on Form 10-Q/A filed on August 1, 2003);

  •
  our Current Reports on Form 8-K filed with the SEC on March 5, 2003, March 6, 2003, March 12, 2003, May 6, 2003 and June 2, 2003; and

  •
  the description of our Common Stock contained on Form 8-A filed with the Commission on August 22, 1997, including any amendment or report filed for the purpose of updating that description.

        Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

    Investor Relations
    Watson Pharmaceuticals, Inc.
    311 Bonnie Circle
    Corona, California 92880-2882
    Telephone (909) 493-5300

ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's web site at www.sec.gov.

        Our common stock is quoted on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

$575,000,000

Watson Pharmaceuticals, Inc.

1.75% Convertible Contingent Senior Debentures
due March 15, 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The expenses to be paid by in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$46,518
*Legal Fees and Expenses	25,000
*Accounting Fees and Expenses	15,000
*Printing Expenses	10,000
*Miscellaneous	15,000

Total	$111,518

*
Estimated

        We will bear each of the expenses in the above table.

Item 15. Indemnification of Directors and Officers

        Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

        Section 78.751 of Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Watson's Articles of Incorporation and Bylaws require Watson to make such payment of expenses in advance upon receipt of such an undertaking.

        Section 78.751 of Nevada Law requires a corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation's stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel. Section 78.751 also provides that the indemnification provided for by Section 78.7502 and the advancement of expenses authorized pursuant to Section 78.751 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification unless ordered by a court pursuant to Section 78.7502 may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought. The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

        Section 78.752 of Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

        Section 78.138(7) of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Watson's Articles of Incorporation contain a similar provision.

        Watson has provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in its Articles of Incorporation and Bylaws. Watson also maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of the registrant against losses up to $50,000,000 in the aggregate (subject to up to a $2,500,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses Watson for amounts spent in lawful indemnification of a director or officer or amounts provided by Watson to indemnify its directors and officers as required or permitted by law.

Item 16. Exhibits

Exhibit Number		Description
4.1
Indenture, dated as of March 7, 2003, between Watson Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.2 of Watson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
4.2		Form of 1.75% Convertible Contingent Senior Debentures Due 2023 (included in Exhibit 4.1).
4.3
Resale Registration Rights Agreement dated as of March 7, 2003, by and between Watson Pharmaceuticals, Inc. and Lehman Brothers, Inc., Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., Wachovia Securities, Inc., Banc of America Securities LLC, Comerica Securities, Inc. and Wells Fargo Securities, LLC, incorporated by reference to Exhibit 10.16 of Watson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
4.4
Trust Indenture dated May 18, 1998 between Watson Pharmaceuticals, Inc. and First Union National Bank, as trustee for the issuance of Watson's Senior Unsecured Notes, incorporated by reference to Exhibit 4.1 of Watson's Registration Statement on Form S-3/A (Reg. No. 333-49079), filed on April 30, 1998.
5.1	*	Opinion of Latham & Watkins LLP.
5.2	*	Opinion of Kummer Kaempfer Bonner & Renshaw.
12.1	*	Statement regarding Computation of Ratios of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.3	*	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.2)
24.1	*	Powers of Attorney (included on the signature page hereto).
25.1	*	Statement of Eligibility of Trustee on Form T-1.

*
Previously filed

Item 17. Undertakings

        (a)   We hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act);

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Watson pursuant to the provisions described in this registration statement above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Corona, California, on August 1, 2003

WATSON PHARMACEUTICALS, INC. (Registrant)

	By:	/s/ DAVID A. BUCHEN David A. Buchen Senior Vice President, General Counsel and Secretary

Date: August 1, 2003

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by each of the following persons in the capacities indicated.

Signature	Title	Date

* Allen Chao, Ph.D.	Chairman and Chief Executive Officer (Principal Executive Officer)	August 1, 2003
/s/ CHARLES SLACIK Charles Slacik	Executive Vice President—Chief Financial Officer (Principal Financial Officer)	August 1, 2003
/s/ R. TODD JOYCE R. Todd Joyce	Vice President—Corporate Controller and Treasurer (Principal Accounting Officer)	August 1, 2003
* Michael J. Fedida	Director	August 1, 2003
* Michel J. Feldman	Director	August 1, 2003
* Albert F. Hummel	Director	August 1, 2003

* Jack Michelson	Director	August 1, 2003
* Ronald R. Taylor	Director	August 1, 2003
* Andrew L. Turner	Director	August 1, 2003
* Fred G. Weiss	Director	August 1, 2003
*By:	/s/ DAVID A. BUCHEN David A. Buchen Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
4.1		Indenture, dated as of March 7, 2003, between Watson Pharmaceuticals, Inc. and Wells Fargo Bank, National Association, incorporated by reference to Exhibit 4.2 of Watson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
4.2		Form of 1.75% Convertible Contingent Senior Debentures Due 2023 (included in Exhibit 4.1).
4.3
Resale Registration Rights Agreement dated as of March 7, 2003, by and between Watson Pharmaceuticals, Inc. and Lehman Brothers, Inc., Morgan Stanley & Co. Incorporated, CIBC World Markets Corp., Wachovia Securities, Inc., Banc of America Securities LLC, Comerica Securities, Inc. and Wells Fargo Securities, LLC, incorporated by reference to Exhibit 10.16 of Watson's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
4.4
Trust Indenture dated May 18, 1998 between Watson Pharmaceuticals, Inc. and First Union National Bank, as trustee for the issuance of Watson's Senior Unsecured Notes, incorporated by reference to Exhibit 4.1 of Watson's Registration Statement on Form S-3/A (Reg. No. 333-49079), filed on April 30, 1998.
5.1	*	Opinion of Latham & Watkins LLP.
5.2	*	Opinion of Kummer Kaempfer Bonner & Renshaw.
12.1	*	Statement regarding Computation of Ratios of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.3	*	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.2)
24.1	*	Powers of Attorney (included on the signature page hereto).
25.1	*	Statement of Eligibility of Trustee on Form T-1.

*
Previously filed

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
DESCRIPTION OF THE DEBENTURES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
DOCUMENTS INCORPORATED BY REFERENCE
ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX